As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPKO HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

75-2402409

(I.R.S. Employer

Identification Number)

4400 Biscayne Blvd.

Miami, Florida 33137

(305) 575-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kate Inman, Esq.

Deputy General Counsel and Secretary

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, Florida 33137

(305) 575-4138

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Teddy D. Klinghoffer, Esq.

Esther L. Moreno, Esq.

Akerman Senterfitt

One Southeast Third Avenue

25th Floor

Miami, FL 33131

(305) 374-5600

Fax: (305) 374-5095

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
3.00% Convertible Senior Notes due 2033	$175,000,000(1)	100%(2)	$175,000,000	$23,870
Common Stock, par value $0.01 per share	24,759,473(3)	—	—	(4)

(1)	Represents the aggregate principal amount of the notes that we sold in a private placement on January 30, 2013.
(2)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. Each $1,000 principal amount of the notes may be converted into 141.4827 shares of common stock, subject to adjustments. There are being registered hereunder 24,759,473 shares of common stock, together with such indeterminable number of shares that may become issuable upon conversion by reason of adjustments to the conversion price.
(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

OPKO Health, Inc.

$175,000,000 3.00% Convertible Senior Notes due 2033

24,759,473 shares of Common Stock

On January 30, 2013, we issued $175,000,000 in aggregate principal amount of 3.00% convertible senior notes due 2033 (the “notes”) in a private offering. This prospectus covers resales by holders of our notes and shares of our common stock issuable upon conversion of the notes. Additional selling securityholders may be named by prospectus supplement. We will not receive any proceeds from the resale of our notes or common stock hereunder.

We will pay 3.00% interest per annum on the principal amount of the notes, payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2013. Interest on the notes will accrue from January 30, 2013, which is the date of issuance, or from the most recent date to which interest has been paid or duly provided for. The notes will mature on February 1, 2033, unless earlier repurchased, redeemed or converted.

CONVERSION

The notes will be convertible into shares of our common stock, based on an initial conversion rate, subject to adjustment, of 141.4827 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $7.07 per share), in certain circumstances. In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding November 1, 2032 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending March 31, 2013, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) upon the occurrence of specified corporate events; or (4) if we call the notes for redemption. The notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, November 1, 2032 through the second scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the notes will be 141.4827 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $7.07 per share of our common stock. The conversion price will be subject to adjustment in some events, but will not be adjusted for accrued interest. In addition, if a make-whole fundamental change (as defined herein) occurs prior to February 1, 2019, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change. If a holder elects to convert its notes before February 1, 2017 during any calendar quarter when the notes have become convertible as a result of the conversion condition under the heading “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price,” we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares. Unless we have made an irrevocable election of net share settlement, upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof, at our election. We have a policy of settling conversions of the notes using net share settlement.

Our common stock is quoted on the New York Stock Exchange, or the NYSE, under the symbol “OPK.” On June 11, 2013, the last reported sale price of our common stock on the NYSE was $6.58 per share.

The notes will not be listed on any securities exchange.

REDEMPTION AND REPURCHASE

The notes will not be redeemable at our option prior to February 1, 2017. Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus, at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Holders may require us to repurchase all or part of their notes on February 1, 2019, February 1, 2023 and February 1, 2028 at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the relevant repurchase date.

On or after February 1, 2017 and before February 1, 2019, we may redeem for cash any or all of the notes (except for the notes that we are required to repurchase as described above) if the last reported sale price of our common stock exceeds 130% of the applicable conversion price for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. If the notes are called for redemption beginning on February 1, 2017 and before February 1, 2019, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their notes (after we deliver a notice of redemption on or after February 1, 2017 and before February 1, 2019) on or prior to the close of business on the third business day immediately preceding the relevant redemption date. On or after February 1, 2019, we may redeem for cash any or all of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.

RANKING

The notes will be our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes will be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to the claims of our subsidiaries’ creditors (including trade creditors).

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

June 14, 2013

i

PROSPECTUS SUMMARY

This summary does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes, before you decide to purchase any notes or shares of our common stock.

When used in this prospectus, other than in “Description of Notes,” and any prospectus supplement, the terms “OPKO,” “the Company,” “we,” “our,” and “us” refer to OPKO Health, Inc. and its subsidiaries.

Our Company

We are a multi-national pharmaceutical and diagnostics company that seeks to establish industry-leading positions in large and rapidly growing medical markets by leveraging our discovery, development and commercialization expertise and our novel and proprietary technologies. We are developing a range of solutions to diagnose, treat and prevent various conditions, including molecular diagnostics tests, laboratory developed tests, point-of-care tests and proprietary pharmaceuticals and vaccines. We plan to commercialize these solutions on a global basis in large and high growth markets, including emerging markets.

We own established pharmaceutical platforms in Spain, Chile and Mexico, which are generating revenue and from which we expect to generate positive cash flow and facilitate future market entry for our products currently in development. We also recently established pharmaceutical operations in Brazil. We operate a specialty active pharmaceutical ingredients (“APIs”) manufacturer in Israel, which we expect will facilitate the development of our pipeline of molecules and compounds for our proprietary molecular diagnostic and therapeutic products. We operate a full-service medical laboratory specializing in urologic pathology with CLIA-certified laboratory facilities, that will provide us with a platform to commercialize certain of our novel diagnostics tests currently in development. We operate a development stage pharmaceutical company, with operations in the United States and Canada, which is engaged in the development of a vitamin D prohormone to treat secondary hyperparathyroidism (known as Rayaldy™ “CTAP 101 Capsules”), and of a non-absorbed phosphate binder to treat hyperphosphatemia in dialysis patients.

We have a highly experienced management team that we believe has demonstrated an ability to successfully build and manage pharmaceutical businesses. Our Chairman and Chief Executive Officer, Dr. Phillip Frost, founded and served as Chairman and Chief Executive Officer of IVAX Corporation (“IVAX”), a multi-national pharmaceutical company, from 1987 until the acquisition of IVAX by Teva Pharmaceutical Industries, Limited (“Teva”) in January 2006. Dr. Frost currently serves as Chairman of the Board of Teva. Prior to IVAX, Dr. Frost founded and served as Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. Our other senior executive officers, including Dr. Jane Hsiao, our Vice Chairman and Chief Technology Officer, and Steven Rubin, our Executive Vice President-Administration, are former executive officers of IVAX. Mr. Juan F. Rodriguez, our Senior Vice President and Chief Financial Officer, is a former senior officer of Kos Pharmaceuticals, Inc., now a unit of Abbott Laboratories. Based on their experience in the industry, we believe that our management team has extensive development, regulatory and commercialization expertise and relationships that provide access to commercial opportunities.

Our principal executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137 and our telephone number is (305) 575-4100. We were originally incorporated in Delaware in October 1991 under the name Cytoclonal Pharmaceutics, Inc., which was later changed to eXegenics, Inc. On June 8, 2007, we changed our name to OPKO Health, Inc.

The Notes

On January 30, 2013, we issued and sold $175,000,000 aggregate principal amount of 3.00% convertible senior notes due 2033 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and “accredited investors” as defined in Rule 501 under the Securities Act. Jefferies & Company, Inc. and Ladenburg Thalmann & Co. Inc. served as placement agents.

The following is a brief summary of the notes. For a more complete description of the notes, see the section entitled “Description of Notes” in this prospectus.

Issuer	OPKO Health, Inc., a Delaware corporation.

Notes	$175,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2033.

Maturity Date	February 1, 2033, unless earlier repurchased, redeemed or converted.

Interest	3.00% per year payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning August 1, 2013.

Ranking	The notes will be our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes will be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness and will be structurally subordinated to the claims of our subsidiaries’ creditors (including trade creditors).

As of March 31, 2013, we had $22.6 million in outstanding indebtedness through our subsidiaries, of which $4.3 million is secured by certain company owned buildings and property in Spain.

Our subsidiaries do not guarantee any of our obligations under the notes.

Conversion Rights	Holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032 in multiples of $1,000 principal amount, at the option of the holder, only under the following circumstances:

•         during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•         during any calendar quarter (and only during such quarter) after the calendar quarter ending March 31, 2013 if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

• upon the occurrence of specified corporate events described below under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”; or

• if we call the notes for redemption.

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 principal amount, at any time on or after November 1, 2032 through the second scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the notes will be 141.4827 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $7.07 per share of common stock, subject to adjustment.

Unless we have made an irrevocable election of net share settlement (as described under “Description of Notes—Conversion Rights—Irrevocable Election of Net Share Settlement”), upon conversion of the notes, we may elect to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations, in each case calculated as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” We will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such notice, we will be presumed to have elected to satisfy our obligation by net share settlement. We have a policy of settling conversions of the notes using net share settlement.

In addition, if a make-whole fundamental change (as defined below under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change”) occurs prior to February 1, 2019, we will in some cases increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event as described under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.” No adjustment to the conversion rate will be made if the stock price is less than $5.89 or if the stock price exceeds $40.00 (in each case, subject to adjustment).

Holders who convert their Notes prior to February 1, 2017 during any calendar quarter when the notes have become convertible as a result of the conversion condition under the heading “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price” (other than conversions in connection with a make-whole fundamental change) are entitled, under certain circumstances, to an increase in the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock, as described below under “Description of Notes—Adjustment to Shares Delivered Upon Early Conversion” as if the effective date of a make-whole fundamental change had occurred on February 1, 2017 at a stock price equal to the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day preceding the applicable conversion date.

You will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of our common stock, if any, delivered to you upon conversion.

Sinking Fund	None.

Fundamental Change Repurchase Right of Holders	Subject to certain exceptions, if we undergo a fundamental change (as defined below under “Description of Notes—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), you will have the option to require us to repurchase all or any portion of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the relevant repurchase date.

Repurchase at the Option of the Holder on Specified Dates	You will have the right to require us to repurchase in cash all or part of your notes on February 1, 2019, February 1, 2023 and February 1, 2028 at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the relevant repurchase date.

Optional Redemption by Us	We may not redeem the notes prior to February 1, 2017.

On or after February 1, 2017 and before February 1, 2019, we may redeem for cash any or all of the notes but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date we provide the notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. If the notes are called beginning February 1, 2017 and before February 1, 2019, a make-whole fundamental change will be deemed to occur. As a result, we will, in certain circumstances, increase the conversion rate for holders who convert their notes after we deliver a notice of redemption and on or prior to the close of business on the third business day immediately preceding the relevant redemption date.

On or after February 1, 2019, we may redeem for cash any or all of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to but not including the redemption date. See “Description of Notes—Optional Redemption by the Company.”

Events of Default	Except as noted below, if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture governing the notes. If the event of default relates to our failure to comply with the reporting obligations in the indenture governing the notes, at our option, the sole remedy for the first 365 days following such event of default consists exclusively of the right to receive additional interest on the notes in the amounts, and as provided, set forth in “Description of Notes—Events of Default.” The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Listing of Our Common Stock	Our common stock is listed on the NYSE under the symbol “OPK”. We do not intend to apply for listing of the notes on any securities exchange.

Risk Factors	Investment in the notes and any shares of our common stock issuable upon conversion thereof involves risk. You should carefully consider the information contained in “Risk Factors” beginning on page 5 and all other information included in this prospectus before investing in the notes.

For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of our common stock, see “Description of Capital Stock.”

RISK FACTORS

You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference and those listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the market price of the notes and the trading price of our common stock. The risk factors relating to our business are contained in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our Quarterly Report in Form 10-Q for the quarter ended March 31, 2013. In addition to the risk factors relating to our business, which are incorporated by reference herein, you should carefully consider the risks relating to the notes and our common stock as described below.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and structurally subordinated to the liabilities of our subsidiaries.

The notes are our senior unsecured obligations and rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, are effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 31, 2013, we had $22.6 million in outstanding indebtedness through our subsidiaries, of which $4.3 million is secured by certain company owned buildings and property in Spain. The provisions of the indenture governing the notes do not prohibit us from incurring additional secured indebtedness in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

Our subsidiaries do not guarantee the notes. Accordingly, the notes are structurally subordinated to all existing or future unsecured and secured liabilities and preferred equity of our subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, we, as a common equity owner of such subsidiary, and, therefore, holders of our debt, including holders of the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

We incurred significant indebtedness when we sold the notes and we may incur additional indebtedness in the future. A significant level of indebtedness could limit cash flow available for our operations, adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

Following the consummation of the note offering in January 2013, we have a significant amount of indebtedness. As of March 31, 2013, we have approximately $219.1 million of indebtedness. We may also incur additional indebtedness to meet future financing needs.

Our debt could have important consequences for you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other obligations;

•

limiting our ability to obtain additional debt or equity financing on satisfactory terms and to otherwise fund working capital, capital expenditures, debt refinancing, acquisitions and other general corporate requirements;

•

requiring us to dedicate a substantial portion of our cash flow from operations to make scheduled principal or interest payments on our debt, thereby reducing the availability of our cash flow for working capital, capital investments and other business activities;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	restricting us from making acquisitions of complementary businesses, products or technologies.

Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to prevailing economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may from time to time sell assets, restructure debt or issue additional equity capital. We may not be able to effectuate any of these alternative strategies on satisfactory terms in the future, or at all, which could result in a default on our debt obligations. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. The implementation of any of these alternative strategies may dilute our current shareholders or subject us to additional costs or restrictions on our financial condition and growth strategy.

The notes are our obligations only and our operations are conducted through our subsidiaries.

We conduct a substantial majority of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including our ability to make scheduled payments of the principal and interest on the notes when due, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose.

We may not have the cash necessary to satisfy our cash obligations under the notes.

The notes bear cash interest semiannually at a rate of 3.00% per year. The notes mature on February 1, 2033. Upon a fundamental change (as defined herein), you may require us to repurchase some or all of the notes for cash at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the relevant repurchase date. You may also require us to repurchase in cash all or part of your notes on February 1, 2019, February 1, 2023 and February 1, 2028 at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to but not including the relevant repurchase date. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all. In addition, our ability to satisfy such cash obligations may be limited by applicable law or the terms of other instruments governing our indebtedness. Our failure to pay such cash obligations would constitute an event of default under the indenture governing the notes, which in turn could constitute an event of default under any of our outstanding indebtedness, thereby resulting in the acceleration of such indebtedness and required prepayment and further restrict our ability to satisfy such cash obligations.

There is currently no trading market for the notes, and an active trading market for the notes may not develop or, if it develops, it may not be maintained.

The notes are new securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. An active trading market may not develop for the notes and, even if one develops, such market may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, whether in the future the notes and common stock issuable upon conversion of the notes will be eligible to be sold by a person who is not our affiliate pursuant to Rule 144 or pursuant to an effective shelf registration statement, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect their value and trading price, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, since the daily conversion value of the notes is dependent on the daily VWAP (as defined below) price of our common stock, volatile or depressed market prices for our common stock are likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of the notes that the daily VWAP price of our common stock in the future will not have an adverse effect on the trading prices of the notes.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors in the notes may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The SEC previously had approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program has now expired. The “Limit Up-Limit Down” plan, replaced the single stock circuit breaker program and requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan will be implemented in two phases. Phase I implementation began on April 8, 2013 with respect to certain “Tier I” NMS stocks (i.e., S&P 500 and Russell 1000 stocks). During Phase I, securities information processors will calculate and disseminate price bands between 9:45 a.m. and 3:30 p.m. on each trading day. Phase II implementation is scheduled to begin on or around October 8, 2013 (or such earlier date as may be announced) during which time the Limit Up-Limit Down plan will apply to all NMS stocks from 9:30 a.m. to 4:00 p.m. each trading day.

Effective February 4, 2013, changes were implemented to existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The prior market-wide circuit breaker system provided for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system are measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly.

The restrictions on trading imposed by the market-wide circuit breaker system and the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the notes. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

The conditional conversion features of the notes may prevent the conversion of the notes prior to November 1, 2032.

Prior to November 1, 2032, the notes are convertible only under the following conditions: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending March 31, 2013, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) upon the occurrence of specified corporate events; or (4) if we call the notes for redemption. See “Description of Notes—Conversion Rights.” If these conditions to conversion are not met, holders of the notes will not be able to convert their notes prior to November 1, 2032 and, therefore, may not be able to receive the value of the consideration into which the notes would otherwise be convertible.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of the notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, we may choose to settle any converted principal through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Our ability to elect to deliver cash or a combination of cash and shares of our common stock upon conversion may have adverse consequences.

Our ability to elect to deliver cash or a combination of cash and shares of our common stock upon conversion, as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion” may:

•	result in holders receiving no shares of our common stock upon conversion or fewer shares relative to the conversion value of the notes;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our common stock before receiving any shares upon conversion.

If we elect to satisfy all or a portion of our conversion obligation in cash, other than in connection with certain make-whole fundamental changes and during certain periods immediately preceding a redemption date or the maturity date for the notes, the settlement mechanism will generally delay holders’ receipt of the consideration due upon conversion until the trading day immediately following the last day of the relevant 25 VWAP trading day observation period and, therefore, subject holders to the risk that the market price of the shares of our common stock may decline between the conversion date and the date on which we deliver any shares of our common stock or cash based on the price of a share of our common stock due upon conversion.

The terms of the notes do not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture under which the notes were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional debt. Therefore, the indenture may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the notes upon a change of control of us is limited to the transactions specified under the definition of a “fundamental change” under “Description of Notes—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a make-whole fundamental change are limited to circumstances in which the notes are converted in connection with such a transaction as set forth under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.” Accordingly, we could enter into certain transactions that could increase the amount of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change under the indenture governing the notes.

The adjustment to the conversion rate for notes converted in connection with certain make-whole fundamental change transactions may not adequately compensate holders for the lost option time value of their notes as a result of any such transaction.

If certain transactions that constitute a make-whole fundamental change occur, under certain circumstances and subject to certain limitations, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their notes in connection with any such transaction. The number of additional shares of our common stock will be determined based on the date on which the make-whole fundamental change transaction becomes effective and the price paid per share of our common stock in such transaction, as described under “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.” While the increase in the conversion rate is designed to compensate holders for the lost option time value of the notes as a result of such transaction, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, notwithstanding the foregoing, if the price paid per share of our common stock in the transaction is less than $5.89 or in excess of $40.00, subject to adjustment under certain circumstances, the conversion rate will not be increased. Moreover, in no event will the total number of shares of our common stock issuable upon the conversion of the notes exceed 169.7777 shares per $1,000 principal amount of notes, subject to adjustment under certain circumstances.

Our obligation to increase the conversion rate upon certain make-whole fundamental change transactions could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers, as described under “Description of Notes—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of our common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes and our common stock. There can be no assurance that an event will not occur that is adverse to the interests of the holders of the notes and their value, but does not result in an adjustment to the conversion rate.

Holders of the notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to them.

Holders of the notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of the notes are subject to all changes affecting our common stock. Holders of the notes are entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of shares of our common stock upon the conversion of their notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Some significant restructuring transactions may not constitute fundamental changes, in which case we are not obligated to offer to repurchase the notes.

Upon the occurrence of specified fundamental changes, you will have the option to require us to repurchase all or any portion of your notes. However, the definition of “fundamental change” is limited to specified corporate events and may not include other events that might adversely affect our financial condition or the value of the notes. For example, events such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

You may not be able to resell the notes or shares of our common stock issuable upon conversion of the notes under Rule 144 and there may not be an effective shelf registration statement available at the time when you want to sell your notes or shares of common stock issuable upon conversion of the notes.

Because we are a former shell company (as defined under Rule 12b-2 under the Exchange Act), holders of the notes and common stock issued upon conversion of the notes may only resell them under Rule 144 if we remain current in our Exchange Act reports. If we are not current in our Exchange Act reports, a person who acquires from us or one of our affiliates notes or shares of our common stock issued upon conversion of the notes could be required to hold their securities indefinitely. Although the registration statement, of which this prospectus is a part, registers the resale of the notes and the shares of common stock issuable upon conversion of the notes by the selling securityholders, an effective shelf registration statement may not be available at the time when you want to sell your notes or shares of common stock issuable upon conversion of the notes. In addition, the additional interest payable upon our failure to comply with our registration rights obligations may not be sufficient to compensate you for the inability to resell the notes and the common stock issuable upon conversion of the notes.

If securities or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline and the trading price of the notes may fall.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and the trading price of the notes to fall. In addition, it is possible that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, our stock price could decline and the trading price of the notes could fall.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency downgrades or withdraws its rating of any of our debt, or puts us on credit watch, the trading price of the notes is likely to decline.

The notes are held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

You may be subject to U.S. federal income or withholding taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes—Conversion Rate Adjustments.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, Non-U.S. Holders of the notes may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Distributions” and “Certain United States Federal Income Tax Considerations—Non-U.S. Holders—Distributions and Constructive Distributions.”

The U.S. federal income tax treatment of the conversion of the notes is uncertain.

The U.S. federal income tax treatment of the conversion of the notes into a combination of cash and shares of our common stock is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into cash and shares of our common stock. A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and the shares of our common stock into which the notes may be converted, is contained in the section titled “Certain United States Federal Income Tax Considerations.”

Risks Related to Ownership of Our Common Stock

Our conversion of our Series D preferred stock, our outstanding warrants, as well as future issuances of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and hedging activities by holders of the notes, may materially and adversely affect the price of the common stock and the notes.

As of March 31, 2013, we had outstanding warrants to purchase 24,764,129 shares of our common stock. On March 1, 2013, our Board of Directors exercised our option to convert all 1,129,032 shares of our outstanding Series D preferred stock into 11,290,320 shares of our common stock effective on March 8, 2013. The issuance of shares of our common stock upon our decision to convert the Series D preferred stock and the exercise of warrants has resulted, or may, result in substantial dilution to our existing stockholders and could have a material adverse effect on our stock price.

Other than lock-up provisions that applied for the first 90 days after the original issuance date of the notes, which provisions included certain exceptions, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of the common stock and, in turn, the price of the notes. In addition, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of the common stock.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock by holders of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	results of our clinical trials and other development efforts;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

•	developments in the biotechnology, pharmaceutical, diagnostic and medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of our common stock or other securities, including debt;

•	sales of our common stock by our officers, directors or affiliates;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments, or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the stock market in general, and the market for biotechnology, pharmaceutical, diagnostic and medical device companies in particular, has experienced extreme price and volume fluctuations in recent years. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.

Trading of our common stock is limited and restrictions imposed by securities regulation and certain lock-up agreements may further reduce our trading, making it difficult for our stockholders to sell shares.

Our common stock began trading on the American Stock Exchange, now known as the NYSE MKT, in June 2007. In September 2011, we transferred the listing of our common stock from the NYSE MKT to the NYSE. To date, the liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and changes in security analyst and media coverage, if at all.

A substantial amount of the outstanding shares of our common stock are restricted securities and/or are subject to lockup agreements which limit sales for a period of time. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Further, the limited liquidity could be an indication that the trading price is not reflective of the actual fair market value of our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger.

Future sales of our common stock could reduce our stock price.

Some or all of the “restricted” shares of our common stock issued to former stockholders of Froptix and Acuity in connection with the acquisition or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or pursuant to Rule 144. In addition, a substantial number of our shares of common stock were subject to lock-up agreements which expired on March 27, 2009. We have also issued or agreed to issue a substantial number of securities in private placement transactions with two year lock-up restrictions which expired in each of December 2009, August 2010 and February 2011. In connection with our Series D Preferred Stock offering, shares were issued with a three year lockup restriction that expired in September 2012. On March 8, 2013, we converted each outstanding share of Series D Preferred Stock into ten shares of common stock. In connection with the conversion, we issued 11,290,320 shares of common stock. In January 2013, we sold $175.0 million aggregate principal amount of the notes. The notes are convertible at any time on or after November 1, 2032, through the second scheduled trading day immediately preceding the maturity date, at the option of the holders. Additionally, holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding November 1, 2032, upon the occurrence of specified events. The notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock at an initial conversion rate of 141.4827 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $7.07 per share of common stock), and will be subject to adjustment upon the occurrence of certain events. Sales of a substantial number of shares of our common stock in the public market pursuant to Rule 144 or after the lockup agreements lapse or the notes are converted, or the perception that such sales could occur, could adversely affect the price of our common stock.

Directors, executive officers, principal stockholders and affiliated entities own a majority of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.

As of May 31, 2013, our directors, executive officers, principal stockholders and affiliated entities beneficially owned in the aggregate a majority of our outstanding voting securities. Frost Gamma Investments Trust (“Gamma Trust”), of which Phillip Frost, M.D., the Company’s Chairman and CEO, is the sole trustee, is deemed to beneficially own in the aggregate approximately 42.0% of our common stock as of May 31, 2013. As a result, Dr. Frost acting with other members of management, would have the ability to control the election of our Board of Directors, the adoption or amendment of provisions in our Amended and Restated Certificate of Incorporation, the approval of mergers and other significant corporate transactions, and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Provisions of Delaware law, our charter documents and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our shares to decline.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions that may delay or prevent an acquisition of us or a change in our management. These provisions include a prohibition on stockholders calling a special meeting and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us in certain circumstances. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading “Description of Notes—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and the additional shares of our common stock by which the conversion rate is increased in connection with certain make-whole fundamental change transactions, as described under the heading “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” could discourage a potential acquirer.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. We are required to report, among other things, control deficiencies that constitute material weaknesses or changes in internal control that, or that are reasonably likely to, materially affect internal control over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our November 2010 restatement of our previously issued consolidated financial statements as of and for the three and nine months ended September 30, 2009, and as of and for the year ended December 31, 2009, we determined that a deficiency in controls relating to the accounting for a beneficial conversion feature on, and the classification of, convertible preferred stock existed as of the previous assessment date and further concluded that such a deficiency represented a material weakness as of December 31, 2009. As a result, we concluded that our internal control over financial reporting was not effective as of December 31, 2009. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Although we have determined that our internal controls are effective as of December 31, 2012, we cannot assure you that we will at all times in the future be able to report that our internal controls are effective. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed. Our failure to maintain the effective internal control over financial reporting could cause the cost related to remediation to increase and could cause our stock price to decline. In addition, we may not be able to accurately report our financial results, may be subject to regulatory sanction, and investors may lose confidence in our financial statements.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings represent loss from continuing operations before income taxes and investment losses. Fixed charges consist of interest expense on indebtedness and interest expense on the component of rental expense believed by management to be representative of the interest factor thereon. We had a deficiency in earnings to fixed charges of $32.3 million for 2008, $24.1 million for 2009, $12.0 million for 2010, $24.2 million for 2011, $36.7 million for 2012 on an actual basis, $54.0 million for 2012 on a pro forma basis, $30.3 million for the three months ended March 31, 2013 on an actual basis and $31.2 million for the three months ended March 31, 2013 on a pro forma basis.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed,” “should be” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon management’s current plans and beliefs or current estimates of future results or trends.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include these factors and the risks and uncertainties described under “Risk Factors” in this prospectus, in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in Item 1A “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 which are incorporated herein by reference.

Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:

•	we have a history of operating losses and we do not expect to become profitable in the near future;

•	our technologies are in an early stage of development and are unproven;

•	our business is substantially dependent on our ability to develop, launch and generate revenue from our pharmaceutical and diagnostic programs;

•	our research and development activities may not result in commercially viable products;

•

the results of previous clinical trials may not be predictive of future results, and our current and planned clinical trials may not satisfy the requirements of the Food and Drug Administration (the “FDA”) or other non-U.S. regulatory authorities;

•	we may require substantial additional funding, which may not be available to us on acceptable terms, or at all;

•	we may finance future cash needs through public or private offerings, debt financings or strategic collaborations, which may dilute your stockholdings in our Company;

•	if our competitors develop and market products that are more effective, safer or less expensive than our future product candidates, our commercial opportunities will be negatively impacted;

•

the regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our product candidates;

•	failure to recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed;

•

even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues;

•	we may not meet regulatory quality standards applicable to our manufacturing and quality processes;

•	even if we receive regulatory approval to market our product candidates, the market may not be receptive to our products;

•	the loss of Phillip Frost, M.D., our Chairman and Chief Executive Officer, could have a material adverse effect on our business and product development;

•	if we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates;

•

in the event that we successfully evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully;

•	if we fail to acquire and develop other products or product candidates, at all or on commercially reasonable terms, we may be unable to diversify or grow our business;

•

we have no experience manufacturing our pharmaceutical product candidates other than at our Israeli, Mexican and Spanish facilities, and we therefore rely on third parties to manufacture and supply our pharmaceutical product candidates, and would need to meet various standards necessary to satisfy FDA regulations if and when we commence manufacturing;

•

we currently have no pharmaceutical or diagnostic marketing, sales or distribution capabilities other than in Chile, Mexico, Spain and Brazil for sales in those countries and our active pharmaceutical ingredients (“APIs”) business in Israel, and the sales force for our laboratory business based in Nashville, Tennessee. If we are unable to develop our sales and marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our pharmaceutical product candidates;

•	the success of our business will be heavily dependent on the success of Phase 3 clinical trials for Rayaldy and Fermagate Tablets.

•	independent clinical investigators and contract research organizations that we engage to conduct our clinical trials may not be diligent, careful or timely;

•	the success of our business is also dependent on the actions of our collaborative partners;

•	our license agreement with TESARO, Inc. (“TESARO”) is important to our business. If TESARO does not successfully develop and commercialize rolapitant, our business could be adversely affected;

•	if we are unable to obtain and enforce patent protection for our products, our business could be materially harmed;

•

we do not have an exclusive arrangement in place with Dr. Thomas Kodadek, our Director of Chemistry & Molecular Biology, with respect to technology or intellectual property that may be material to our business;

•	if we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected;

•	we rely heavily on licenses from third parties;

•

we license patent rights to certain of our technology from third-party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed;

•	our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties;

•	adverse results in material litigation matters or governmental inquiries could have a material adverse effect upon our business and financial condition;

•	Medicare prescription drug coverage legislation and future legislative or regulatory reform of the health care system may affect our ability to sell our products and provide our services profitably;

•	failure to obtain and maintain regulatory approval outside the United States will prevent us from marketing our product candidates abroad;

•	we may not have the funding available to pursue acquisitions;

•	acquisitions may disrupt our business, distract our management, may not proceed as planned and may also increase the risk of potential third party claims and litigation;

•	we may encounter difficulties in integrating acquired businesses;

•	non-U.S. governments often impose strict price controls, which may adversely affect our future profitability;

•	political and economic instability in Europe and Latin America and political, economic and military instability in Israel could adversely impact our operations;

•	we are subject to fluctuations in currency exchange rates in connection with our international businesses.

•	our business may become subject to legal, economic, political, regulatory and other risks associated with international operations;

•	the market price of our common stock may fluctuate significantly;

•

directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you may not consider to be in your best interests or in the best interests of our stockholders;

•	compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses;

•

if we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as they apply to us, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our common stock price may suffer;

•	we may be unable to maintain our listing on the New York Stock Exchange (the “NYSE”), which could cause our stock price to fall and decrease the liquidity of our common stock;

•	future issuances of common stock and hedging activities may depress the trading price of our common stock;

•	provisions in our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you; and

•	we do not intend to pay cash dividends on our common stock in the foreseeable future.

Each of the forward-looking statements contained in this prospectus speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by our company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or its business or operations. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for any ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus. However, you should carefully review the risk factors set forth in other reports or documents we file from time to time with the SEC.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of any of these securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded publicly on the New York Stock Exchange (“NYSE”) under the symbol “OPK”. In September 2011, we transferred the listing of our common stock from the NYSE MKT to the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock during each of the quarters set forth below as reported on the NYSE MKT and NYSE, as applicable:

	High	Low
2013
First Quarter	$7.83	$4.83
Second Quarter (through June 11, 2013)	7.65	6.14
2012
First Quarter	$5.53	$4.63
Second Quarter	5.05	4.22
Third Quarter	4.80	4.00
Fourth Quarter	4.84	4.10
2011
First Quarter	$5.03	$3.43
Second Quarter	4.12	3.15
Third Quarter	4.74	3.49
Fourth Quarter	5.85	4.00

As of June 11, 2013, there were approximately 396 holders of record of our common stock. On June 11, 2013, the last reported sale price for our common stock was $6.58 per share.

We have not declared or paid any cash dividends on our common stock. No cash dividends have been previously paid on our common stock and none are anticipated in fiscal 2013. Prior to March 8, 2013, we had shares of Series D Preferred Stock outstanding that had preferential dividend rights over any dividend payments to holders of common stock. On March 1, 2013, our Board of Directors declared a cash dividend to all Series D Preferred stockholders as of March 8, 2013. The total cash dividend was approximately $3.0 million. In addition, on March 1, 2013, our Board of Directors also exercised our option to convert all 1,129,032 shares of our outstanding Series D Preferred Stock into 11,290,320 shares of our common stock effective on March 8, 2013. Following the conversion there are no outstanding shares of Series D Preferred Stock.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of January 30, 2013 (the “indenture”) between OPKO Health, Inc., as issuer, and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge holders to read the indenture because it, and not this description, defines their rights as a holder of the notes. We have filed with the Securities Exchange Commission (i) the indenture as Exhibit 4.1 to the Form 8-K filed by us on February 5, 2013 and (ii) the registration rights agreement as Annex C to the Form of Note Purchase Agreement filed as Exhibit 10.1 to the Form 8-K filed by us on January 29, 2013. Holders may request a copy of the indenture from us. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to OPKO Health, Inc. and not to its subsidiaries.

General

The notes:

•	are:

–	our general unsecured obligations;

–	equal in right of payment with any of our other senior unsecured indebtedness;

–	senior in right of payment to any indebtedness that is contractually subordinated to the notes;

–	effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

–	structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

•	are initially limited to an aggregate principal amount of $175,000,000 except as set forth below;

•	mature on February 1, 2033 (the “maturity date”), unless earlier repurchased, redeemed or converted;

•

are subject to optional repurchase by us at your request on specified dates (as described under “—Repurchase at the Option of the Holder—Repurchase at the Option of the Holder on Specified Dates”) or upon a fundamental change (as described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes,”) and to redemption by us at our option on or after a specified date and subject, in certain cases, to certain requirements (as described under “—Optional Redemption by the Company”);

•	are issued in denominations of $1,000 and integral multiples of $1,000; and

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

As of March 31, 2013, we had $22.6 million in outstanding indebtedness through our subsidiaries, of which $4.3 million is secured by certain company owned buildings and property in Spain. The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries do not guarantee any of our obligations under the notes. Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. See “Risk Factors—Risks Related to the Notes—The notes are effectively subordinated to our secured debt and structurally subordinated to the liabilities of our subsidiaries.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted initially at a conversion rate of 141.4827 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $7.07 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion of the notes, we may elect to deliver, at our option, shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations, in each case calculated as described under “—Conversion Rights—Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

We use the term “note” in this Description of Notes section to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes under the indenture. Wells Fargo Bank, National Association will serve as our conversion agent.

Other than the restrictions described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

The notes and the shares of our common stock issued upon conversion thereof are entitled to the registration rights described under “—Registration Rights.”

No sinking fund is provided for the notes.

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of certificated notes at the office or agency designated by us. We have initially designated a corporate trust office of the trustee in New York, New York as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate principal amount of more than $1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary. Wells Fargo Bank, National Association will serve as the registrar.

We will pay the principal of, and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case maybe, as the registered holder of such global notes.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion. In addition, we are not required to transfer or exchange any note selected or surrendered for conversion, required repurchase or redemption.

Interest

The notes bear interest at a rate of 3.00% per year from the date of their initial issuance, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date (each a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable as described under “—Registration Rights” and at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion Upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price,” “—Conversion Upon Specified Corporate Transactions” and “—Conversion Upon Redemption,” holders may convert their notes initially at an initial conversion rate of 141.4827 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $7.07 per share of common stock, at any time prior to the close of business on the scheduled trading day immediately preceding November 1, 2032. On and after November 1, 2032, holders may convert their notes at the conversion rate regardless of such conditions at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of February 1, 2033.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Trading day” means a day during which (i) trading in our common stock generally occurs on a U.S. national securities exchange or market and (ii) there is no market disruption event (as defined below). If our common stock is not so traded, “trading day” means a “business day.”

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Settlement Upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time (the “close of business”), on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have called the notes for redemption;

•

if we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the second scheduled trading day following the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

•	in respect of any conversions that occur after the record date immediately preceding the maturity date.

As described under “—Settlement Upon Conversion,” we may choose to deliver shares of our common stock, cash or a combination of cash and shares of our common stock upon conversion. We will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such notice, we will be presumed to have elected to satisfy our obligation by net share settlement. We have a policy of settling conversions of the notes using net share settlement.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Upon Satisfaction of Trading Price Condition

Prior to November 1, 2032, a holder may surrender notes for conversion during the five business day period after any five consecutive trading-day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of the notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for the notes for such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the Placement Agents; but if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a request to the bid solicitation agent to determine the trading price of the notes, or if we make such request to the bid solicitation agent and the bid solicitation agent does not make such determination, then the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. We will initially serve as the bid solicitation agent.

If the trading price condition has been met, we will so notify in writing the holders of the notes and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify in writing the holders of the notes and the trustee.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the Placement Agents, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

Conversion Based On Common Stock Price

Prior to November 1, 2032, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending March 31, 2013 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter. In addition, a holder who elects to convert its notes before February 1, 2017 during any such calendar quarter (other than any conversion in connection with a make-whole fundamental change) may be entitled to receive additional shares of our common stock upon such conversion as described below under “—Adjustment to Shares Delivered Upon Early Conversion.”

Conversion Upon Specified Corporate Transactions

If, prior to November 1, 2032, we elect to:

•

distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days after the record date for the distribution to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•

distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors, or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex-date (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question.

In addition, if we are party to any transaction or event that constitutes a fundamental change or make-whole fundamental change (each as defined below, but excluding any make-whole fundamental change arising as a result of our call for redemption of the notes) we will notify holders of the occurrence of any such fundamental change and issue a press release no later than three business days following the effective date of such fundamental change. Once we have given such notice, a holder may surrender notes for conversion at any time until the fundamental change repurchase date corresponding to such fundamental change, or in the case of the make-whole fundamental change that is not a fundamental change, until the 30th scheduled trading day following the effective date of such make-whole fundamental change. In addition, if such fundamental change constitutes a make-whole fundamental change, a holder may be entitled to receive additional shares of our common stock upon any conversion as described below under “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities and/or other property or a sale or conveyance of all or substantially all of our property or assets (other than any such transaction that constitutes a fundamental change or a make-whole fundamental change). In such event, you will have the right to convert your notes at any time beginning on the effective date of such transaction and ending on the 30th scheduled trading day following the effective date of such transaction. We will notify holders and issue a press release no later than three business days following the effective date of such transaction.

Conversion Upon Redemption

If we call your notes for redemption, you will have the right to convert your notes called for redemption until 5:00 p.m., New York City time, on the third business day preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price. In addition, a holder may be entitled to receive additional shares of our common stock upon any conversion in connection with a redemption as described below under “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the requirements of the preceding two paragraphs, as applicable, is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Irrevocable Election of Net Share Settlement

At any time prior to November 1, 2032, we may irrevocably elect net share settlement of the notes upon conversion. If we make such an election, then all notes tendered for conversion on a conversion date that follows the date of such election will be settled in a combination of cash and shares, as described below under “—Settlement Upon Conversion” with a “fixed dollar amount” equal to $1,000. This irrevocable net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

We will notify holders, the trustee and the conversion agent promptly upon making such election.

We may irrevocably renounce this right to irrevocably elect net share settlement of the notes by notifying holders, the trustee and the conversion agent at any time prior to the earlier of the (i) November 1, 2032 and (ii) our exercise of such right. Upon such renunciation, we will no longer have the right to irrevocably elect the net share settlement with respect to the notes, and any such attempted election shall have no effect.

Settlement Upon Conversion

Unless we have made an irrevocable net share settlement election as described under “—Irrevocable Election of Net Share Settlement,” upon conversion of the notes, we may elect to deliver shares of our common stock, cash or a combination of cash and shares of our common stock in satisfaction of our obligations upon conversion of the notes. We will inform the holders so converting and the conversion agent through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second scheduled trading day immediately following the related conversion date. If we do not provide such notice, we will be presumed to have elected to satisfy our obligation by net share settlement. We have a policy of settling conversions of the notes using net share settlement.

Prior to November 1, 2032, we may deliver a one-time notice to the holders of the notes, the trustee and the conversion agent designating the settlement method for all conversions that occur on or after such date. If we do not provide such notice, we then we will settle all such conversions of the notes by net share settlement.

If we choose to satisfy any portion of our conversion obligation by delivering cash, other than solely cash in lieu of any fractional shares, we will specify the fixed dollar amount per $1,000 principal amount of the notes to be satisfied by the delivery of cash; provided the fixed dollar amount due upon conversion shall in no event exceed the conversion value (as defined below). If we have made an irrevocable net share settlement election as described under “—Irrevocable Election of Net Share Settlement,” the fixed dollar amount per $1,000 principal amount of notes will be $1,000.

All conversions occurring on or after November 1, 2032, or after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Prior to November 1, 2032, except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle entirely in shares of our common stock and choose on another trading day to settle entirely in cash or a combination of cash and shares of our common stock.

Settlement in shares of our common stock only will occur on the third trading day following the conversion date (or, if earlier, on the maturity date). Settlement in cash and/or shares of our common stock will occur on the third trading day following the final VWAP trading day of the applicable observation period.

The settlement amount will be computed as follows:

•

if we elect to satisfy the entire conversion obligation in common stock only, we will deliver to the holder for each $1,000 principal amount of the notes converted a number of shares of our common stock equal to the conversion rate in effect on the conversion date plus cash in lieu of fractional shares, if applicable;

•

if we elect to satisfy the entire conversion obligation in cash only, we will deliver to the holder for each $1,000 principal amount of the notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 25 VWAP trading days during the related observation period; and

•

if we elect to satisfy the conversion obligation in a combination of cash and common stock, we will deliver to the holder for each $1,000 principal amount of the notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 VWAP trading days during the relevant observation period.

The “observation period” with respect to any note means:

•

with respect to any conversion date occurring during the period beginning on the 30th scheduled trading day prior to the maturity date of the notes, the 25 consecutive VWAP trading-day period beginning on, and including, the 27th scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day);

•

with respect to any conversion date occurring after the date of the issuance of a notice of redemption as described under “—Optional Redemption by the Company,” the 25 consecutive VWAP trading-day period beginning on and including the 27th scheduled trading day prior to the applicable redemption date; and

•	in all other instances, the 25 consecutive VWAP trading-day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 25 VWAP trading days during the observation period shall consist of:

•

cash equal to the lesser of (x) the fixed dollar amount per $1,000 principal amount of the notes of the conversion obligation to be satisfied in cash specified in the notice regarding our chosen method of settlement, divided by 25 (such quotient, the “daily measurement value”) and (y) the daily conversion value relating to such VWAP trading day; and

•

if such daily conversion value exceeds the daily measurement value, either (i) a number of shares (the “maximum deliverable shares”) equal to (A) the difference between such daily conversion value and the daily measurement value, divided by (B) the daily VWAP of our common stock for such VWAP trading day.

The “daily conversion value” means for each of the 25 consecutive VWAP trading days during the observation period, one-twenty-fifth (1/25th) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” for our common stock means, for each of the 25 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page OPK <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the principal trading market for our common stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day as our board of directors, or a committee thereof, determines in good faith using a volume-weighted method.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no VWAP market disruption event. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the daily VWAP of our common stock on the last day of the applicable observation period.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

1.	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to 9:00 a.m., New York City time (the “open of business”) on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR' =	the conversion rate in effect immediately after the open of business on such ex-date or the effective date, as the case may be;

OSo =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date or the effective date, as the case may be; and

OS' =	the number of shares of our common stock that will be outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Any adjustment to the conversion rate made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

2.	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 days after the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be increased based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to the open of business ex-date for such distribution;

CR' =	the conversion rate in effect immediately after the open of business on such ex-date;

OSo =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-date for such issuance had not occurred.

3.	If we distribute shares of our capital stock, evidences of our indebtedness, or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

•	except as otherwise described below under “—Treatment of Rights”, rights issued pursuant to any stockholders rights plan of ours then in effect; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to open of business on the ex-date for such distribution;

CR´ =	the conversion rate in effect immediately after open of business on such ex-date;

SPo =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding such ex-date; and

FMV =	the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to be distributed with respect to each outstanding share of our common stock as of such ex-date.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the effective date of the spin-off;

CR' =	the conversion rate in effect immediately after the close of business on such effective date;

FMVo =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth above as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off (the “valuation period”); and

MPo =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be given effect immediately after the open of business on the effective date for the spin-off; provided that, if one or more trading days of the observation period for a note occurs on or after the ex-date for a spin-off, but on or prior to the first trading day of the valuation period for a spin-off, such observation period will be suspended from, and including, the first such trading day to, and including, the first trading day of the valuation period for such spin-off and resume immediately after the first trading day of the valuation period for such spin-off and the reference in the above definition of “FMVo” to “10” shall be deemed replaced with a reference to one (1); provided, further, that if the first trading day of the observation period with respect to any note surrendered for conversion occurs after the first trading day of the valuation period for a spin-off, but during the valuation period, the reference in the above definition of “FMVo” to “10” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, but excluding, such first trading day of the observation period.

4.	If we pay any dividends or distributions consisting exclusively of cash to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to the open of business on ex-date for such dividend or distribution;

CR' =	the conversion rate in effect immediately after the open of business on such ex-date;

SPo =	the last reported sale price of our common stock on the trading day immediately preceding such ex-date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-date for such cash dividend or distribution.

5.	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CRo =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR' =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OSo =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (before giving effect to such tender offer or exchange offer);

OS' =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP' =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”).

If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates for such conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such observation period. If the first trading day of the observation period for a note occurs after the first trading day of the averaging period for a tender or exchange offer, but before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP´” to “10” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such observation period.

Notwithstanding the above, certain listing standards of The New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in this section and as described in the sections captioned “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” and “—Adjustment to Shares Delivered Upon Early Conversion.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the NYSE. Accordingly, in the event of an increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the daily VWAP on each trading day of the relevant observation period in respect of which, in lieu of delivering our common shares, we deliver cash pursuant to this paragraph.

If a holder converts a note and any conversion rate adjustment described above has become effective on or prior to the applicable conversion date in the case of settlement in common stock only and the last day of the applicable observation period in the case of settlement in a combination of cash and common stock, but the holder will be entitled (but for this provision) to participate in the event giving rise to such adjustment on account of the shares it receives upon conversion of such note, then, notwithstanding anything to the contrary herein, we will calculate our conversion obligation to such holder as if such conversion rate adjustment had not been required under the indenture (and treat such holder as entitled to participate in such event on account of the shares it receives upon conversion of such note). If the application of any of the foregoing formulas (other than in connection with a share combination or a readjustment provided for above) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Without limiting the preceding paragraph, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually, on the anniversary of the first date of issue of the notes and (ii) upon conversion of any note (and on each VWAP trading day of the related 25 VWAP trading day observation period). Except as described in this section or in “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” and “—Adjustment to Shares Delivered Upon Early Conversion” below, we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events.

However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Conversion Rights—Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion Rights—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion Rights—Settlement Upon Conversion” will instead be deliverable in the amount and type of consideration received by holders of our common stock in the relevant events (“reference property”) that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights

We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “—Conversion Rate Adjustments” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Increases of Conversion Rate

We are permitted, to the extent permitted by law and subject to the listing standards of the NYSE, to increase the conversion rate of the notes by any amount for a period of at least 20 days, if our board of directors or a committee thereof determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. Subject to the listing standards of the NYSE, we may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock or an increase in the conversion rate in connection with a conversion upon a make-whole fundamental change, be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

Adjustment of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period when such last reported sale prices, daily VWAPs, daily conversion values or daily settlement amounts are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change

If (i) the effective date (as defined below) of a fundamental change (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, occurs or (ii) we call the notes for redemption as described under “—Optional Redemption by the Company—Provisional Redemption by the Company on or after February 1, 2017” (either event, a “make-whole fundamental change”), in either case, before February 1, 2019 and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (i) above if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of such make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 30th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change described in clause (ii) above if the notice of conversion of the notes is received by the conversion agent from, and including, the date of issuance of a notice of redemption as described under “—Optional Redemption by the Company—Redemption Procedures,” for a provisional redemption described under “—Optional Redemption by the Company—Provisional Redemption by the Company on or after February 1, 2017” up to the close of business on the third business day immediately preceding the relevant redemption date. In the event that a conversion of notes occurs in connection with two concurrent make-whole fundamental changes under clauses (i) and (ii) above, a holder of any such notes to be converted will be entitled to an increase in the conversion rate based on the first to occur effective date of such make-whole fundamental changes.

Upon surrender of notes for conversion in connection with a fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement as described under “—Conversion Rights—Settlement Upon Conversion.” Notwithstanding anything to the contrary herein, if the consideration paid for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount per $1,000 principal amount of converted notes equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. Otherwise, we will settle any conversion of notes following the effective date of a make-whole fundamental change as described above under “—Conversion Rights—Settlement Upon Conversion.” We will notify holders of the effective date of any make-whole fundamental change referred to in clause (i) above no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day preceding the effective date of the make-whole fundamental change. In connection with a make-whole fundamental change triggered by a redemption of the notes as described below under “—Optional Redemption by the Company—Provisional Redemption by the Company on or after February 1, 2017,” the effective date of such make-whole fundamental change will be the date on which we deliver notice of the redemption.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a make-whole fundamental change:

	Stock Price
Effective Date	$5.89	$6.50	$7.07	$8.00	$9.19	$11.00	$15.00	$22.00	$30.00	$40.00
January 30, 2013	28.2950	24.0760	21.3560	18.3130	15.7210	13.0690	9.5750	6.5280	3.5910	1.9940
February 1, 2014	28.2950	21.3050	18.6090	15.7640	13.4710	11.1880	8.1970	5.5890	3.0160	1.6510
February 1, 2015	28.2950	18.4620	15.7240	13.0620	11.0900	9.2020	6.7430	4.5970	2.3980	1.2040
February 1, 2016	28.2950	15.6240	12.7070	10.1880	8.5650	7.1020	5.2050	3.5490	1.7640	0.6870
February 1, 2017	28.2950	12.9880	9.5940	7.1380	5.9050	4.8980	3.5910	2.4490	1.1200	0.1550
February 1, 2018	28.2950	10.9290	6.2650	3.7640	3.0480	2.5370	1.8610	1.2690	0.4350	0.0000
February 1, 2019	28.2950	8.6590	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $40.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $5.89 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 169.7777 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Notwithstanding the above, certain listing standards of the NYSE may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in the section captioned “—Conversion Rate Adjustments,” as described in the section captioned “—Adjustment to Shares Delivered Upon Early Conversion” and as described in this section. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the NYSE. Accordingly, in the event of an increase in the conversion rate above that which would result in the notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the daily VWAP on each trading day of the relevant observation period in respect of which, in lieu of delivering our common shares, we deliver cash pursuant to this paragraph.

Adjustment to Shares Delivered Upon Early Conversion

If a holder elects to convert its notes before February 1, 2017 during any calendar quarter when the notes have become convertible as a result of the conversion condition under the heading “—Conversion Rights—Conversion Based on Common Stock Price” (other than conversions in connection with a make-whole fundamental change) (an “early conversion”), we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares, as described below. The number of additional shares by which the conversion rate will be increased in the event of an early conversion will be determined by reference to the table above under “—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change” and will equal the number of additional shares by which the conversion rate would be increased had the effective date of the make-whole fundamental change occurred on February 1, 2017 at a stock price equal to the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day preceding the applicable conversion date.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Optional Redemption by the Company

Provisional Redemption by the Company on or after February 1, 2017

On or after February 1, 2017 and before February 1, 2019, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Repurchase at the Option of the Holder,” in cash at the redemption price, provided that the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price in effect on each such trading day. The redemption price will equal the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Notwithstanding the foregoing, if we set a redemption date between a regular record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such a regular record date. Any notes redeemed by us will be paid for in cash.

To the extent a holder converts its notes “in connection” with our election to redeem the notes pursuant to the preceding paragraph, we will increase the conversion rate as set forth above under “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change.”

Optional Redemption by the Company on or after February 1, 2019

On or after February 1, 2019, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Repurchase at the Option of the Holder,” in cash at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, unless such redemption date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes redeemed by us will be paid for in cash.

Redemption Procedures

We will give notice of redemption not more than 60 calendar days but not less than 30 scheduled trading days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the notes called for redemption will expire.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers reasonable. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption. We may not redeem any notes if we have failed to pay any interest due on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Repurchase at the Option of the Holder on Specified Dates

You will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes on February 1, 2019, February 1, 2023 and February 1, 2028 (each, a “specified repurchase date”), provided you have properly delivered and not withdrawn a written repurchase notice with respect to the notes you require us to repurchase. Notes submitted for repurchase must be $1,000 in original principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date; provided that any such accrued and unpaid interest will be paid not to the holder submitting the notes for repurchase on the relevant repurchase date but instead to the holder of record at the close of business on the immediately preceding regular record date. Any notes repurchased by us will be paid for in cash.

We will give notice (“specified date repurchase right notice”) at least 20 business days prior to each specified repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. Such specified date repurchase right notice shall state, among other things:

•	the specified repurchase date;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the specified date repurchase price;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a specified date repurchase right notice has been delivered by a holder may be converted only if the holder withdraws the specified date repurchase right notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing the specified date repurchase right notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 business days after the date of the fundamental change repurchase right notice (as defined below). The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the fundamental change repurchase date (but not including the fundamental change repurchase date), unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans and other than Phillip Frost, M.D. or entities directly or indirectly controlled by him or established for the benefit of him or his descendants or spouses or charities (collectively, the “permitted owners”), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), of our common equity representing more than 50% of the voting power of our common equity or the permitted owners have (or any “group” within the meaning of Section 13(d) of the Exchange Act including any permitted owner has) become the direct or indirect “beneficial owners, “ as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 70% of the voting power of our common equity;

2.	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

3.	“continuing directors” (as defined below) cease to constitute at least a majority of our board of directors;

4.	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

5.	our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration (subject to the provisions set forth above under “—Conversion Rights—Settlement Upon Conversion”).

“Continuing director” means a director who either was a member of our board of directors on the issue date of the notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such fundamental change repurchase right notice shall state, among other things:

•	the events causing a fundamental change and whether such fundamental change also constitutes a make-whole fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase right notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

Simultaneously with providing the fundamental change repurchase right notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish this information on our website or through such other public medium as we may use at that time.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The fundamental change repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase price and fundamental change repurchase features, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Repurchase Procedures

To exercise a repurchase right, you must deliver, a repurchase notice to the paying agent between the date of the specified repurchase date notice or fundamental change repurchase right notice, as applicable, and the business day prior to the specified repurchase date or fundamental change repurchase date, as applicable, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the specified repurchase date or fundamental change repurchase date, as applicable. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the specified repurchase date or fundamental change repurchase date, as applicable. You will receive payment of the repurchase price promptly following the later of the specified repurchase date or fundamental change repurchase date, as applicable, or the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date in the case of a specified repurchase date or where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the applicable repurchase price of the notes on the specified repurchase date or fundamental change repurchase date, as applicable, then:

•	the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•	all other rights of the holder will terminate other than the right to receive the repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

In connection with any repurchase offer pursuant to a fundamental change repurchase right notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes,

in each case, so as to permit the rights and obligations under this “—Repurchase at the Option of the Holder” to be exercised in the time and in the manner specified in the indenture. No notes may be repurchased on any date at the option of holders on a specified repurchase date or fundamental change repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the applicable repurchase price with respect to such notes).

We may not have enough cash to repay the applicable repurchase price. See “Risk Factors—Risks Related to the Notes—We may not have the cash necessary to satisfy our cash obligations under the notes.”

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and (iii) to the extent that the resulting, surviving or transferee person is not the issuer of any part of the securities into which the notes have become convertible or exchangeable, such issuer of such securities fully and unconditionally guarantees the notes on a senior basis or otherwise provides adequate assurance (which may be in the form of a written agreement) that the issuance of securities upon conversion of notes to, and immediate resale of any such securities received upon conversion or exchange by, holders of notes who are not affiliates of us or the resulting, surviving or transferee person, has been or will be registered or will not require registration under the Securities Act. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above. Furthermore, there is no precise, established definition of the phrase “all or substantially all” of our properties and assets under applicable law. Accordingly, there may be uncertainty as to whether the provisions described above (or under “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” “—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” or “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) would apply to a conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets.

Events of Default

Each of the following is an event of default:

1.	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

2.	default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon redemption, upon declaration of acceleration or otherwise;

3.	failure by us to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder’s conversion right;

4.	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

5.	failure by us to comply with our notice obligations under “—Conversion Rights—Conversion Upon Specified Corporate Transactions” or under “—Repurchase at the Option of the Holder” and such failure continues for three business days;

6.	failure by us for 60 days after written notice from the trustee or the holders of at least 25% principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or indenture;

7.	default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $20.0 million in the aggregate of the Company and/or any such subsidiary, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable, and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days;

8.	a final judgment for the payment of $20.0 million or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC (“significant subsidiaries”)), which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

9.	certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to (i) 0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs, and (ii) 0.50% per annum of the principal amount of the notes outstanding for each day during the 275-day period on which such event of default is continuing beginning on, and including, the 91st day after which such event of default first occurs (in each case, in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “—Registration Rights”).

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

1.	such holder has previously given the trustee notice that an event of default is continuing;

2.	holders of at least 25% principal amount of the outstanding notes have requested the trustee to pursue the remedy;

3.	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

4.	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

5.	the holders of a majority principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs under the circumstances. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Payments of any repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

1.	reduce the amount of notes whose holders must consent to an amendment;

2.	reduce the rate, or extend the stated time for payment, of interest on any note;

3.	reduce the principal, or extend the stated maturity, of any note;

4.	make any change that adversely affects the conversion rights of any notes;

5.	reduce any repurchase price or redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

6.	change the place or currency of payment of principal or interest in respect of any note;

7.	impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

8.	adversely affect the ranking of the notes as our senior unsecured indebtedness; or

9.	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

1.	cure any ambiguity, omission, defect or inconsistency;

2.	provide for the assumption by a successor corporation of our obligations under the indenture in the event of a merger or consolidation or a sale, conveyance, transfer or lease of all or substantially all of our property or assets;

3.	add guarantees with respect to the notes;

4.	secure the notes;

5.	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

6.	provide for the conversion of notes in accordance with the terms of the indenture;

7.	make any change that does not adversely affect the rights of any holder;

8.	comply with any requirement of the SEC in connection with any qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

9.	conform the provisions of the indenture to the “Description of Notes” section in the preliminary private placement memorandum, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and (in the case of conversion) shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent.

Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Additional rights of the trustee, security registrar, paying agent and conversion agent are set forth in the indenture.

Form, Denomination and Registration

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee and the holders of the notes with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had it continued to have been subject to such reporting requirements. We will also furnish to holders, beneficial owners and prospective purchasers of the notes or shares of our common stock issuable upon conversion of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, or compliance with any of our covenants under the indenture.

Registration Rights

Pursuant to Annex C to the Purchase Agreement, we agreed to file with the SEC a shelf registration statement covering the resales of the registrable securities no later than 135 days following the issue date of the notes and to use commercially reasonable efforts to cause the shelf registration statement to become effective within 270 days after the issue date of the notes.

In addition, we agreed to file with the SEC a shelf registration statement covering resales of registrable securities and use commercially reasonable efforts to cause such shelf registration statement to become effective prior to calling any of the notes for redemption (to the extent a shelf registration statement covering resales of the registrable securities is not then effective).

We will use our commercially reasonable efforts to keep each shelf registration statement effective until the earliest to occur of:

•	the date all of the registrable securities have been sold pursuant to the shelf registration statement under the Securities Act;

•	the two-year anniversary of the effective date of such registration statement, subject to extension in the event of a suspension of the use of the prospectus as described below; and

•	the date no registrable securities remain outstanding.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the resale of such securities pursuant to an effective shelf registration statement or to the public pursuant to Rule 144 under the Securities Act.

We may suspend the use of the prospectus under certain circumstances relating to the acquisition or divestiture of assets, pending corporate developments and similar events. Any suspension period shall not:

•	exceed 60 days in any 90-day period; or

•	an aggregate of 120 days for all periods in any 12-month period.

We will pay additional interest on any interest payment date to the holders of notes and the common stock issued upon conversion of the notes if the shelf registration statements described above are not timely filed or made effective or if the applicable prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue until the date prior to the day the default is cured at a rate per year equal to:

•	on the notes that are registrable securities at an annual rate of 0.50% of the aggregate principal amount of such notes outstanding; and

•

on the shares of our common stock that have been issued upon conversion of the notes and that are registrable securities at an annual rate equal to 0.50% of an amount equal to the number of shares of such common stock multiplied by the quotient of $1,000 divided by the conversion rate during such periods.

Additional interest pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes and will be in addition to any additional interest that may accrue at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling shareholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Pursuant to our registration rights obligations, we will:

•	pay all expenses of the shelf registration statement;

•	provide each holder named in the prospectus copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement will permit resales of the registrable securities by selling security holders though brokers and dealers.

We will give notice to all holders of the effectiveness of the shelf registration statement by issuing a press release to PR Newswire.

We previously attached to the private placement memorandum as Annex A a form of notice and questionnaire to be completed and delivered by a holder interested in selling its registrable securities pursuant to the shelf registration statement. We also sent the notice and questionnaire to the holders of the notes based on the Company’s records. In order to be named as a selling shareholder in the prospectus at the time of effectiveness of the shelf registration statement, you must sign, complete and deliver the questionnaire to us in accordance with the instructions we have sent you. If you do not complete and deliver a questionnaire or provide the other information we may request, you will not be named as a selling shareholder in the prospectus and will not be permitted to sell your registrable securities pursuant to the shelf registration statement. Upon receipt of the completed notice and questionnaire, together with any other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, within 15 days after the date of receipt of such notice and questionnaire, or if the use of the shelf registration statement is suspended at the time of receipt, within 15 days after the expiration of the suspension, file the amendments to the shelf registration statement or supplements to the related prospectus or other documents as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above).

This summary of the registration rights annex to the Purchase Agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights annex to the Purchase Agreement. Please read the Purchase Agreement in its entirety prior to making a decision to purchase the notes.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest on the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing. We may also exchange beneficial interests in a global note for one or more certificated securities registered in the name of the owner of the beneficial interest if we and the owner of such beneficial interest agree to such exchange.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our, the trustee’s, security registrar’s, paying agent’s or conversion agent’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, and by the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 510,000,000 shares of capital stock, of which: (i) 500,000,000 shares are designated as common stock, par value $0.01 per share; and (ii) 10,000,000 shares are designated as preferred stock, par value $0.01 per share. The only equity securities currently outstanding are shares of common stock. As of June 11, 2013, there were 336,742,515 shares of common stock issued and outstanding. A description of the material terms and provisions of our Amended and Restated Certificate of Incorporation affecting the relative rights of the common stock and the preferred stock is set forth below.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights.

Dividend Rights

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, the holders of the common stock are entitled to receive dividends from our funds legally available when, as and if declared by our board of directors. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Liquidation Rights

Subject to the rights of the holders of any shares of preferred stock which may be issued in the future, the holders of the common stock are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs subject to the liquidation preference, if any, of any then outstanding shares of preferred stock.

Other Matters

Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix or alter, from time to time, the designations, powers and rights of each series of preferred stock and the qualifications, limitations or restrictions of any series of preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preference of any wholly issued series of preferred stock, any or all of which may be greater than the rights of the common stock, and to establish the number of shares constituting any such series. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of our company without stockholder approval.

Series A Preferred Stock

Of the authorized preferred stock, 4,000,000 shares were designated Series A preferred stock. Dividends were payable on the Series A preferred stock in the amount of $0.25 per share, payable annually in arrears. At the option of our board of directors, dividends were paid either (i) wholly or partially in cash or (ii) in newly issued shares of Series A preferred stock valued at $2.50 per share to the extent a cash dividend was not paid. On June 3, 2011, we redeemed all 602,759 shares outstanding of our Series A preferred stock for an aggregate redemption price of $1.8 million, including accrued dividends.

Series C Preferred Stock

Of the authorized preferred stock, 500,000 shares were designated Series C preferred stock. Cumulative dividends were payable on the Series C preferred stock in the amount of $1.54 per share when declared by the board of directors. On June 22, 2007, all 457,603 outstanding shares of Series C preferred stock automatically converted into shares of common stock, on a one–hundred–for–one basis.

Series D Preferred Stock

Of the authorized preferred stock, 2,000,000 shares were designated 8% Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”). Holders of the Series D Preferred Stock were entitled to receive, when, as and if declared by our board of directors, dividends on each share of Series D Preferred Stock at a rate per annum equal to 8.0% of the sum of (a) $24.80, plus (b) any and all declared and unpaid and accrued dividends thereon, subject to adjustment for any stock split, combination, recapitalization or other similar corporate action (the “Liquidation Amount”). All dividends were cumulative, whether or not earned or declared, accruing on an annual basis from the issue date of the Series D Preferred Stock. In October 2011, 80,654 shares of our Series D Preferred Stock were converted into 940,141 shares of our common stock, reflecting the liquidation value on the date of conversion. On November 3, 2011, our board of directors declared a cash dividend to all Series D Preferred Stockholders as of November 3, 2011. The total cash dividend was approximately $4.7 million. On March 1, 2013, our board of directors declared a cash dividend to all holders of Series D Preferred Stock as of March 8, 2013. The total cash dividend paid was approximately $3.0 million. We exercised our option to convert all 1,129,032 shares of our outstanding Series D Preferred Stock into 11,290,320 shares of our common stock effective as of March 8, 2013. Following the conversion there are no outstanding shares of Series D Preferred Stock.

The Holders of Series D Preferred Stock had the right to receive notice of any meeting of holders of our common stock or Series D Preferred Stock and to vote (on an as–converted into common stock basis) upon any matter submitted to a vote of the holders of common stock or Series D Preferred Stock. Except as otherwise expressly set forth in the Amended and Restated Certificate of Incorporation, the holders of Series D Preferred Stock would vote on each matter submitted to them with the holders of common stock and all other classes and series of our capital stock entitled to vote on such matter, taken together as a single class.

With respect to dividend distributions (other than required dividends to the holders of our Series A preferred stock) and distributions upon liquidation, winding up or our dissolution, the Series D Preferred Stock ranked senior to all classes of common stock, our Series A preferred stock, our Series C preferred stock and to each other class of our capital stock existing now or hereafter created that are not specifically designated as ranking senior to or pari passu with the Series D Preferred Stock.

Certain Amended and Restated Certificate of Incorporation and Bylaws Provisions

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees or other matters properly brought by a stockholder under Rule 14a-8 promulgated under the Exchange Act.

Special Meetings

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the board of directors, the Chief Executive Officer, or by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are denied the right to cumulative votes in the election of directors unless our certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting of shares.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

•

upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by 66 2/3% of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Listing

Our common stock is listed on the NYSE under the trading symbol “OPK.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material United States federal income tax consequences of the ownership, disposition and conversion of notes and the ownership and disposition of the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the notes on original issuance at their initial offering price, which will equal the first price at which a substantial amount of the notes are sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities, commodities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a United States expatriate or certain former citizens or long term residents of the United States;

•	a person that owns, or is deemed to beneficially own, more than 5% of our common stock; or

•	a person that, on the date of the acquisition of the notes, owns notes with a fair market value of more than 5% of the fair market value of our common stock.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances. In addition, this summary does not consider the effect of any foreign, state, local, or other tax laws, or any United States tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences, that may be applicable to a particular holder.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than an entity classified as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If an entity classified as a partnership for United States federal income tax purposes holds the notes or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes or shares of our common stock, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes and common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

THIS DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF THE CONVERTIBLE NOTES. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES AND OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL AND FOREIGN TAXING JURISDICTION, THE APPLICABILITY OF ANY TAX TREATIES TO THEM, AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes or shares of our common stock.

Payment of Interest

Interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

Contingent Payments

In certain circumstances (see “Description of Notes—Events of Default” and “Description of Notes—Registration Rights”), we may be obligated to pay amounts in excess of the stated interest and principal payable on the notes, which may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments”. We believe there is only a remote possibility that we will be obligated to make any such contingent payments on the notes and therefore intend to take the position that the notes should not be treated as contingent payment debt instruments. Assuming such position is respected, you would be required to include the amount of any such payments in income as ordinary interest income at the time such payments are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) successfully challenged this position, and the notes were treated as contingent payment debt instruments because of the possibility of such payments, you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. Our determination that the notes are not contingent payment debt instruments is binding on you unless you disclose a contrary position to the IRS in the manner that is required by applicable Treasury Regulations. You are urged to consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Market Discount

If you did not purchase notes at the original issue price as part of their original issuance, you may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated principal amount of a note exceeds your adjusted tax basis in the note when purchased. Subject to a limited exception, if you do not make an election to include market discount in income currently as it accrues, any principal amount received or gain recognized on the disposition of a note generally will be treated as ordinary income to the extent of any accrued market discount on the note. The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at your election, under a constant yield method. If you acquire a note at a market discount and do not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Premium

If you purchase a note for an amount in excess of its stated principal amount plus accrued interest, you will be considered to have purchased the note at a “premium.” If you purchase a note at a premium, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces your basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Sale, Exchange, or Repurchase of Notes

Upon the sale, exchange or repurchase of a note (other than a conversion into common stock or cash and common stock, as described in “—Conversion of Notes” below), you will generally recognize gain or loss equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or repurchase (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary income if not previously included in income) and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be equal to the amount you paid for the note, plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in “—Constructive Distributions” below increased by any market discount that you previously included into income and decreased by any amortized premium (as discussed above). Gain on the disposition of the note may be ordinary income to the extent of any market discount not previously included in your taxable income as discussed in “U.S. Holders – Market Discount” above. Otherwise, such recognized gain or loss generally will be capital gain or loss, and if you are an individual that has held the note for more than one year, such capital gain will generally be subject to tax at long-term capital gain rates. Your ability to deduct capital losses may be limited.

Conversion of Notes

Conversion into common stock. You generally will not recognize gain or loss on the conversion of your notes into shares of our common stock, except to the extent of cash received, if any, in lieu of a fractional share of common stock, and except to the extent of amounts received with respect to accrued interest, not previously included in income, which will be taxable as such. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal the amount of such accrued interest) will equal the adjusted tax basis of the note that was converted, reduced by the portion of the tax basis that is allocable to any fractional share. Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion into cash. If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “U.S. Holders—Sale, Exchange, or Repurchase of Notes”).

Conversion into cash and common stock. The tax treatment of a conversion of a note into cash and our common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

•

Treatment as a recapitalization. If a U.S. holder receives a combination of cash and our common stock upon conversion of notes, the conversion may be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such), over a U.S. holder’s tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder’s tax basis in the common stock received that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but excluding common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

•

Alternative treatment as part conversion and part redemption. Alternatively, the conversion of a note into cash and shares of common stock may be treated in part as a payment in redemption for cash of a portion of the note and in part as a conversion of a portion of the note into common stock. In such case, the cash payment received generally would be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “U.S. Holders—Sale, Exchange, or Repurchase of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the remaining portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. Although the law is unclear on this point, such allocation is made pro rata based on the relative fair market value of the common stock and the amount of cash received. In light of such uncertainty, U.S. holders are urged to consult their own tax advisors regarding such tax basis allocation.

Distributions on Common Stock

Distributions, if any, paid or deemed paid on our common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Subject to certain eligibility requirements and limitations (including holding periods), (1) qualifying dividends paid to individual U.S. Holders are taxed at the rates applicable to long-term capital gains and (2) dividends paid to corporate U.S. Holders will qualify for the dividends received deduction. Distributions on our common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of common stock and, thereafter as a capital gain from the sale or exchange of such stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. In certain circumstances the failure of the notes to provide for such adjustment may result in a deemed distribution to the holders of the common stock. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, voluntary discretionary increases in the conversion rate, increases in conversion rates upon conversion upon a make-whole fundamental change, and increases to the number of shares delivered upon early conversion as discussed in “Description of Notes—Conversion Rate Adjustments,” “Description of Notes—Voluntary Increases of Conversion Rate,” “Description of Notes—Adjustment to Shares Delivered Upon Conversion Upon Make-Whole Fundamental Change” and “Description of Notes—Adjustment to Shares Delivered Upon Early Conversion”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Such a distribution might be treated as a taxable dividend paid to holders of the notes (with an increase in their adjusted tax basis in the notes by the same amount). It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of qualifying dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Sale or Exchange of Common Stock

Upon the sale or exchange of common stock, you generally will recognize gain or loss equal to the difference between the sum of the amount of cash and fair market value of any property received on such sale, minus your adjusted tax basis in the common stock. Any gain or loss recognized on a taxable disposition of common stock will be capital gain or loss. If you are an individual and have a holding period in the common stock of more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Recently Enacted Legislation

Certain U.S. holders that are an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on all or a portion of their “net investment income” for the relevant taxable year. A U.S. holder’s net investment income will generally include its gross interest and dividend income and its net gains from the disposition of the notes or common stock, unless such interest payments, dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders should consult their tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the notes and common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of our common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Distributions and Constructive Distributions

Any distributions paid to you with respect to the shares of our common stock (and any deemed distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock or increases in conversion rates upon conversion upon a make-whole fundamental change, see “U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any such withholding tax with respect to a constructive distribution may be withheld from interest or other amounts actually paid on the notes. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Conversion, Sale, Exchange, Repurchase, or Other Disposition of Notes or Shares of Common Stock

Subject to the discussions regarding back-up withholding and withholdable payments to foreign accounts below, gain realized by a non-U.S. holder on the conversion (to the extent taxable under U.S. tax principles (see “U.S. Holders—Conversion of Notes”)), sale, exchange, repurchase or other taxable disposition of a note or shares of common stock will not be subject to United States federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time within the five-year period preceding the disposition or your holding period for our common stock, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the conversion (to the extent taxable under U.S. tax principles (see “U.S. Holders—Conversion of Notes”)), sale, exchange, repurchase, or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the conversion (to the extent taxable under U.S. tax principles (see “U.S. Holders—Conversion of Notes”)), sale, exchange, repurchase, or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Any stock or cash which you receive on the conversion, sale, exchange, repurchase or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of Interest.” In addition, information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a note or shares of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Withholdable Payment to Foreign Financial Entities and Other Foreign Entities

Under legislation enacted in 2010, withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends or interest and proceeds of the sale of common stock or notes to holders who own the shares of common stock or notes through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation generally imposes a 30% withholding tax on dividends or interest on, or gross proceeds from the sale or other disposition of, our common stock or notes paid to a foreign financial institution or to a foreign non-financial entity, in each case that is not otherwise exempt, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise be excepted, exempt or deemed compliant (including pursuant to an intergovernmental agreement). Under final United States Treasury regulations, debt instruments issued prior to January 1, 2014 such as the notes (but not our common stock) will be exempt from this withholding. In addition, under these final regulations, this withholding generally will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Prospective noteholders should consult their tax advisors regarding this legislation.

SELLING SECURITYHOLDERS

The notes were originally issued by us to purchasers who represented that they were “qualified institutional buyers” or “accredited investors” in a transaction exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or before May 31, 2013. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

				Principal Amount of Notes and Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)(3)	Common Stock Offered(1)(3)	Number	Percent

Accommodations Acquisition Corporation(4) (5)	5,000,000	2,547,611	707,413	1,840,198		*

Adage Capital Partners LP	7,500,000	1,061,120	1,061,120	0		*

AG OFCON, LTD.(6)	1,150,000	162,705	162,705	0		*

AG ONCON, LLC(7)	600,000	84,889	84,889	0		*

Aristides Fund LP(8)	700,000	99,037	99,037	0		*

Arkansas PERS(9)	1,075,000	152,093	152,093	0		*

Aviva Investors Global Convertible Absolute Return Fund(10)	1,000,000	141,482	141,482	0		*

Aviva Investors Global Convertible Beta Fund(11)	4,000,000	565,930	565,930	0		*

Aviva Investors Global Convertibles Fund(12)	10,000,000	1,414,827	1,414,827	0		*

Bancroft Fund Ltd.	625,000	88,426	88,426	0		*

The Baptist Foundation of Alabama(13)	24,000	3,395	3,395	0		*

Bronson Battle Creek Retirement Plan	36,000	5,093	5,093	0		*

Bronson Healthcare Group Long Term Reserve	118,000	16,694	16,694	0		*

Bronson Healthcare Group Pension Plan	79,000	11,177	11,177	0		*

				Principal Amount of Notes and Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)(3)	Common Stock Offered(1)(3)	Number	Percent

Bronson Healthcare Group Post Retirement Medical	5,000	707	707	0		*

Bronson Healthcare Group Self Fund Liability Account	5,000	707	707	0		*

Calamos Convertible Fund-Calamos Investment Trust	4,000,000	565,930	565,930	0		*

Cheyne Select UCITS Fund plc Cheyne Convertibles Absolute Return Fund	500,000	70,741	70,741	0		*

City of Boca Raton General Employees’ Pension Plan(14)	26,000	3,678	3,678	0		*

CM Life Insurance Co.(15)	1,000,000	141,482	141,482	0		*

The Core Plus Fixed Income Portfolio, a series of Delaware Pooled Trust(16)	2,000	282	282	0		*

Cougar Capital LLC(17)	100,000	109,148	14,148	95,000		*

The Crosswell Limited Partnership(18)	2,000,000	282,965	282,965	0		*

Delaware Core Plus Bond Fund, a series of Delaware Group Government Fund(16)	8,000	1,131	1,131	0		*

Delaware Diversified Income Fund, a series of Delaware Group Adviser Funds(16)	1,690,000	239,105	239,105	0		*

Delaware Diversified Income Trust, a series of Delaware Investments Collective Investment Trust	36,000	5,093	5,093	0		*

Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V(16)	278,000	39,332	39,332	0		*

Delaware Enhanced Global Dividend and Income Fund(16)	143,000	20,232	20,232	0		*

Delaware Foundation Conservative Allocation Fund, a series of Delaware Group Foundation Funds(16)	19,000	2,688	2,688	0		*

				Principal Amount of Notes and Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)(3)	Common Stock Offered(1)(3)	Number	Percent

Delaware Foundation Growth Allocation Fund, a series of Delaware Group Foundation Funds(16)	5,000	707	707	0	*

Delaware Foundation Moderate Allocation Fund, a series of Delaware Group Foundation Funds(16)	39,000	5,517	5,517	0	*

Delaware Investments Dividend and Income Fund, Inc.(16)	51,000	7,215	7,215	0	*

Delaware VIP Diversified Income Series, a series of Delaware VIP Trust(16)	373,000	52,773	52,773	0	*

Doctors Pension Plan	26,000	3,678	3,678	0	*

Ellsworth Fund Ltd.	625,000	88,426	88,426	0	*

Fidaco Investments C.V.(19)(20)	500,000	643,961	70,741	573,220	*

Florida Baptist Foundation(21)	11,000	1,556	1,556	0	*

Frost Gamma Investments Trust(22)(23)(24)	7,250,000	142,320,539	1,025,749	141,294,790	42.0%

Highbridge International LLC(25)	10,000,000	1,414,827	1,414,827	0	*

Hsu Gamma Investment, L.P.(26)(27)	1,000,000	4,045,732	141,482	3,904,250	1.2%

IMAP Matterhorn Plc(28)	950,000	134,408	134,408	0	*

Integrated Core Strategies (US) LLC(29)(30)(31)	5,550,000	836,631	785,228	51,403	*

Intrinsic Edge Capture(32)(33)	500,000	270,741	70,741	200,000	*

Investcorp Silverback Arbitrage Master Fund Limited(34)	4,550,000	643,746	643,746	0	*

IVC Investors, LLLP(35)(36)	250,000	555,896	35,370	520,526	*

Jacqueline Simkin Revocable Trust as Amended and Restated 12/16/2003(37)(38)	500,000	2,931,001	70,741	2,860,260	*

LGT Multi Manager Bond High Yield (USD)(39)	886,000	125,353	125,353	0	*

				Principal Amount of Notes and Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)(3)	Common Stock Offered(1)(3)	Number	Percent

LVIP Delaware Foundation Aggressive Allocation Fund, a series of Lincoln Variable Insurance Products Trust(40)	8,000	1,131	1,131	0		*

LVIP Delaware Foundation Conservative Allocation Fund, a series of Lincoln Variable Insurance Products Trust(40)	37,000	5,234	5,234	0		*

LVIP Delaware Foundation Moderate Allocation Fund, a series of Lincoln Variable Insurance Products Trust(40)	8,000	1,131	1,131	0		*

Marin Bleu Inc.(41)	2,500,000	353,706	353,706	0		*

Massachusetts Mutual Life Insurance Company(42)	6,250,000	884,266	884,266	0		*

Munson Healthcare Foundation	5,000	707	707	0		*

Munson Healthcare Operating Fund	10,000	1,414	1,414	0		*

Munson Healthcare Pension Plan	56,000	7,923	7,923	0		*

Nomura Funds Research and Technologies Co., Ltd.	701,000	99,179	99,179	0		*

Oakwood Healthcare Inc. Endowment	4,000	565	565	0		*

Oakwood Healthcare Inc. Funded Depreciation	55,000	7,781	7,781	0		*

Oakwood Healthcare Inc. Oakwood Health Promotions	6,000	848	848	0		*

Oakwood Healthcare Inc. Operating Reserves	11,000	1,556	1,556	0		*

Oakwood Healthcare Inc. Pension Plan	36,000	5,093	5,093	0		*

Oakwood Healthcare Inc. Self Insurance Professional Liability	4,000	565	565	0		*

				Principal Amount of Notes and Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(2)(3)	Common Stock Offered(1)(3)	Number	Percent

Oakwood Insurance Corporation	6,000	848	848	0		*

The Omidyar Network Fund Inc.(43)	100,000	14,148	14,148	0		*

Optimum Fixed Income Fund, a series of Optimum Fund Trust(16)	140,000	19,807	19,807	0		*

Orchard Hill Master Fund Ltd.(44)(45)	17,600,000	2,490,095	2,490,095	0		*

Owl Creek II, LP(46)	3,839,000	543,152	543,152	0		*

Owl Creek Overseas Master Fund, Ltd(47)	10,224,000	1,446,519	1,446,519	0		*

Owl Creek SRI Master Fund, Ltd(48)	937,000	132,569	132,569	0		*

Palm Bay Police and Firefighters’ Pension Fund(49)	30,000	4,244	4,244	0		*

Pine River Convertibles Master Fund Ltd.(50)(51)	2,000,000	282,965	282,965	0		*

Pine River Deerwood Fund Ltd.(52)(53)	490,000	69,326	69,326	0		*

Pine River Fixed Income Master Fund Ltd.(54)(55)	4,410,000	623,938	623,938	0		*

Pine River Master Fund Ltd.(56)(57)	5,000,000	707,413	707,413	0		*

Portal Venture, LLC(58)	2,500,000	353,706	353,706	0		*

Prine Intervest Limited(59)(60)	250,000	77,441	35,370	42,071		*

Putnam Convertible Securities Fund(61)	2,755,000	389,784	389,784	0		*

Putnam High Income Securities Fund(61)	346,000	48,953	48,953	0		*

Putnam Retirement Income Fund Lifestyle 2(61)	2,000	282	282	0		*

Putnam Retirement Income Fund Lifestyle 3(61)	11,000	1,556	1,556	0		*

Sarasota Police Officers’ Pension Fund(62)	30,000	4,244	4,244	0		*

St. Lucie Firefighters’ Pension Trust Fund(63)	39,000	5,517	5,517	0		*

Subbarao Uppaluri(64)(65)	100,000	4,126,670	14,148	4,112,522	1.2%

Total	135,285,000	174,634,683	19,140,443	155,494,240

*	Less than one percent
(1)

Assumes offer and sale of all notes and shares of common stock issuable upon conversion of the notes, although selling securityholders are not obligated to sell any notes or shares of common stock. The percentages reflected are based on 336,742,515 shares outstanding as of May 31, 2013.

(2)

In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(3)

The number of shares of common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder is at the initial conversion rate of 141.4827 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)

The common stock listed as beneficially owned in the table includes 1,840,198 shares of our common stock that Accommodations Acquisition Corporation (“AAC”) has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(5)

The selling securityholder is an affiliate of a broker-dealer. AAC is a wholly-owned subsidiary of Vector Group Ltd. Jefferies Group Inc. is currently the beneficial owner of approximately 7.3% of the Vector Group Ltd.’s common stock at December 31, 2012. Jefferies Group Inc. owns 100% of Jefferies LLC, which is a FINRA member. Vector Group Ltd. beneficially owns, directly or indirectly, 14,891,111 shares (approximately 8.1% as of March 31, 2013) of Ladenburg Thalmann Financial Services, which owns the following FINRA members: Ladenburg Thalmann & Co., Securities America, Inc. (“Securities America”), Triad Advisors, Inc. (“Triad”) and Investacorp, Inc. (collectively with related companies, “Investacorp”). At March 31, 2013, Vector Group Ltd. also owned notes receivable of $15,000,000 plus interest from Ladenburg Thalmann Financial Services Inc. Howard M. Lorber, President and Chief Executive Officer of Vector Group Ltd., serves as a director and Vice Chairman of Ladenburg Thalmann Financial Services. Richard J. Lampen, Executive Vice President of Vector Group Ltd., serves as a director and Chief Executive Officer of Ladenburg Thalmann Financial Services. Henry C. Beinstein, Director of Vector Group Ltd., is a director of Ladenburg Thalmann Financial Services. Jeffrey S. Podell, Director of Vector Group Ltd., is a director of Ladenburg Thalmann Financial Services.

(6)	AG OFCON, LTD. is under common control with a broker-dealer, AG BD LLC. AG OFCON, LTD. has indicated it may enter into hedging transactions, in accordance with Regulation M.
(7)	AG ONCON, LLC is under common control with a broker-dealer, AG BD LLC. AG ONCON, LLC has indicated it may enter into hedging transactions, in accordance with Regulation M.
(8)	Aristides Fund LP has indicated that Christopher M. Brown exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(9)	Arkansas PERS has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(10)

Aviva Investors Global Convertible Absolute Return Fund has indicated that David Clott, Senior Portfolio Manager, and Shawn Mato, Senior Portfolio Manager, exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(11)

Aviva Investors Global Convertible Beta Fund has indicated that David Clott, Senior Portfolio Manager, Shawn Mato, Senior Portfolio Manager, and Justin Craib-Cox, Portfolio Manager, exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(12)

Aviva Investors Global Convertibles Fund has indicated that David Clott, Senior Portfolio Manager, Shawn Mato, Senior Portfolio Manager, and Justin Craib-Cox, Portfolio Manager, exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(13)	The Baptist Foundation of Alabama has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(14)

City of Boca Raton General Employees’ Pension Plan has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(15)	CM Life Insurance Co. has indicated that Babson Capital Management LLC exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(16)	The selling securityholder is an affiliate of Delaware Distributors, L.P., a broker-dealer.
(17)

The common stock listed as beneficially owned in the table includes 95,000 shares of our common stock that Cougar Capital LLC has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(18)	The Crosswell Limited Partnership has indicated that IIU Asset Strategies Ltd. exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(19)	Fidaco Investments C.V. has indicated that Stichting Cofida (general partner) exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(20)

The common stock listed as beneficially owned in the table includes 573,220 shares of our common stock that Fidaco Investments C.V. has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(21)	Florida Baptist Foundation has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(22)

As of May 23, 2013, the common stock listed as beneficially owned in the table includes 141,294,790 shares of our common stock that Frost Gamma Investments Trust (“FGIT”) has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes. These securities are held by FGIT, of which Dr. Phillip Frost is the trustee. Frost Gamma Limited Partnership (“FGLP”) is the sole and exclusive beneficiary of FGIT. Dr. Frost is one of two limited partners of FGLP. The general partner of FGLP is Frost Gamma, Inc. (“FG Inc.”), and the sole shareholder of FG Inc. is Frost-Nevada Corporation, of which Dr. Frost is the sole shareholder. The 141,294,790 shares of common stock owned by FGIT includes 15,490,546 shares owned by The Frost Group, LLC. FGIT is a principle member of The Frost Group, LLC.

(23)

The selling securityholder is an affiliate of Ladenburg Thalmann Financial Services (“LTFS”), a broker-dealer. FGIT is a greater than 5% shareholder of LTFS and Dr. Frost is the Chairman of the Board of LTFS. Dr. Frost, trustee of FGIT, is the Chief Executive Officer and Chairman of the Board of Opko Health, Inc. and has served in those positions since Opko Heath’s inception in 2007.

(24)	FGIT has indicated that Dr. Frost exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(25)

The selling securityholder is an affiliate of JP Morgan Chase and Co., a broker-dealer. The selling securityholder may enter into hedging transactions in the ordinary course of its business of investing and trading securities. In connection with sales of the shares of common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling securityholder may also sell shares of common stock short and deliver shares of common stock covered by the registration statement to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling securityholder acknowledges that it is aware of the position of the SEC Staff set forth in Section 239.10 of the Compliance and Disclosure Interpretations relating to the Securities Act.

(26)

The common stock listed as beneficially owned in the table includes 3,904,250 shares of our common stock that Hsu Gamma Investment, L.P. has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(27)

These securities are held by Hsu Gamma Investment, L.P. (“Hsu Gamma”). Dr. Hsiao is the general partner of Hsu Gamma. Dr. Hsiao disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Dr. Hsiao is Vice Chairman and Chief Technical Officer of OPKO Health, Inc. and has served in those positions since May 2007.

(28)

IMAP Matterhorn Plc (“IMAP”) has indicated that Elliot Bossen, CIO of Silverback Asset Management, LLC, a sub-advisor for IMAP, exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(29)

The common stock listed as beneficially owned in the table includes 51,403 shares of our common stock that Integrated Core Strategies (US) LLC has indicated are beneficially owned by an affiliate of the selling securityholder in addition to the shares of common stock issuable upon conversion of the notes.

(30)

As of the close of business on May 30, 2013, Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), beneficially owned 5,550 of the Company’s notes (CUSIP 68375NAA1). Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Israel A. Englander, a United States citizen (“Mr. Englander”), is the managing member of Millennium Management. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies.

(31)	The selling securityholder may and regularly does enter into short sales in the ordinary course of investing and trading in securities.
(32)

Intrinsic Edge Capture has indicated that Mark D. Coe, managing member of the general partner, exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(33)

The common stock listed as beneficially owned in the table includes 200,000 shares of our common stock that Intrinsic Edge Capture has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(34)

Investcorp Silverback Arbitrage Master Fund Limited (“Investcorp Silverback”) has indicated that Elliot Bossen, CIO of Silverback Asset Management, LLC, a sub-advisor for Investcorp Silverback, exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(35)

The common stock listed as beneficially owned in the table includes 520,526 shares of our common stock that IVC Investors, LLLP has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(36)	Ernest M. Halpryn and Glenn L. Halpryn share voting and investment control over the notes and common stock issuable upon conversion of the notes held by IVC Investors, LLLP.
(37)

Jacqueline Simkin Revocable Trust as Amended and Restated 12/16/2003 (“Jacqueline Simkin Revocable Trust”) has indicated that Jacqueline Simkin exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(38)

The common stock listed as beneficially owned in the table includes 2,860,260 shares of our common stock that Jacqueline Simkin Revocable Trust has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(39)	LGT Multi Manager Bond High Yield (USD) is a fund under the LGT Multi Manager Fund, a Liechtenstein-based UCITS (Undertaking for Collective Investment in Transferrable Securities)
(40)	The selling securityholder is an affiliate of Lincoln Financial Distributors, Inc., a broker-dealer.
(41)	Marin Bleu Inc. has indicated that Momoko Matsumura exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(42)

Massachusetts Mutual Life Insurance Company has indicated that Babson Capital Management LLC exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(43)	The Omidyar Network Fund Inc. has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(44)

Orchard Hill Master Fund Ltd. has indicated that Orchard Hill Capital Management LP exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(45)	The selling securityholder has indicated that it may enter into hedging transactions and may short the equity securities.
(46)

Owl Creek II, LP has indicated that Owl Creek Asset Management, L.P., as the investment manager to Owl Creek II, LP, Owl Creek Advisors, L.L.C., as the General Partner of Owl Creek II, LP and Jeffrey A. Altman, as both the Managing Member of the general partner of Owl Creek Asset Management, L.P., and the Managing Member of Owl Creek Advisors, L.L.C., exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by Owl Creek II, LP.

(47)

Owl Creek Overseas Master Fund, Ltd has indicated that Owl Creek Asset Management, L.P., as the investment manager to Owl Creek Overseas Master Fund, Ltd., and Jeffrey A. Altman, as the Managing Member of the general partner of Owl Creek Asset Management, L.P., exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by Owl Creek Overseas Master Fund, Ltd.

(48)

Owl Creek SRI Master Fund, Ltd has indicated that Owl Creek Asset Management, L.P., as the investment manager to Owl Creek SRI Master Fund, Ltd., and Jeffrey A. Altman, as the Managing Member of the general partner of Owl Creek Asset Management, L.P., exercise voting or investment control over the notes and common stock issuable upon conversion of the notes held by Owl Creek SRI Master Fund, Ltd.

(49)

Palm Bay Police and Firefighters’ Pension Fund has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(50)

The securities are owned directly by Pine River Convertibles Master Fund Ltd., for which Pine River Capital Management L.P. is the Investment Manager. Mr. Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River Capital Management L.P.

(51)

Pine River Convertibles Master Fund Ltd. has not currently engaged in any hedging transactions related to the notes, but reserves the right to buy or sell the notes or any other security as it deems beneficial in compliance with applicable laws in connection with the performance of its fiduciary duties to its investors.

(52)

The securities are owned directly by Pine River Deerwood Fund Ltd., for which Pine River Capital Management L.P. is the Investment Manager. Mr. Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River Capital Management L.P.

(53)

Pine River Deerwood Fund Ltd. has not currently engaged in any hedging transactions related to the notes, but reserves the right to buy or sell the notes or any other security as it deems beneficial in compliance with applicable laws in connection with the performance of its fiduciary duties to its investors.

(54)

The securities are owned directly by Pine River Fixed Income Master Fund Ltd., for which Pine River Capital Management L.P. is the Investment Manager. Mr. Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River Capital Management L.P.

(55)

Pine River Fixed Income Master Fund Ltd. has not currently engaged in any hedging transactions related to the notes, but reserves the right to buy or sell the notes or any other security as it deems beneficial in compliance with applicable laws in connection with the performance of its fiduciary duties to its investors.

(56)

The securities are owned directly by Pine River Master Fund Ltd., for which Pine River Capital Management L.P. is the Investment Manager. Mr. Taylor is the sole member of Pine River Capital Management LLC, an entity which is the general partner of Pine River Capital Management L.P.

(57)

Pine River Master Fund Ltd. has not currently engaged in any hedging transactions related to the notes, but reserves the right to buy or sell the notes or any other security as it deems beneficial in compliance with applicable laws in connection with the performance of its fiduciary duties to its investors.

(58)	Portal Venture, LLC has indicated that Dr. Stephen Liu exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.
(59)

The common stock listed as beneficially owned in the table includes 42,071 shares of our common stock that Prine Intervest Limited has indicated are beneficially owned by it in addition to the shares of common stock issuable upon conversion of the notes.

(60)	Ernest M. Halpryn and Glenn L. Halpryn share voting and investment control over the notes and common stock issuable upon conversion of the notes held by Prine Intervest Limited.
(61)

The selling securityholder is a 1940 Act investment company. The selling securityholder is an affiliate of Putnam Retail Management, LP, a registered broker-dealer, engaged in the distribution of the affiliated mutual funds Putnum Convertible Securities Fund, Putnum High Income Securities Fund, Putnum Retirement Income Fund Lifestyle 2 and Putnum Retirement Income Fund Lifestyle 3.

(62)

Sarasota Police Officers’ Pension Fund has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(63)

St. Lucie Firefighters’ Pension Trust Fund has indicated that SSI Investment Management exercises voting or investment control over the notes and common stock issuable upon conversion of the notes held by it.

(64)

The common stock listed as beneficially owned in the table includes 4,112,522 shares of our common stock that Dr. Subbarao Uppaluri has indicated are beneficially owned by him in addition to shares of common stock issuable upon conversion of the notes. The 4,112,522 shares of common stock includes 604,000 shares held by Dr. Uppaluri’s wife, and 1,000,000 shares owned by Uppaluri Investments LLC (“Uppaluri LLC”) representing 50% of the 2,000,000 shares owned by Uppaluri LLC. Dr. Uppaluri owns a 50% membership interest in Uppaluri LLC and The Uppaluri Family Trust, for which Dr. Uppaluri’s wife is the sole trustee, owns a 50% membership interest in Uppaluri LLC. Dr. Uppaluri disclaims ownership of the 1,604,000 shares mentioned above, except to the extent of any pecuniary interest therein. Dr. Uppaluri is a member of The Frost Group, and The Frost Group owns 15,490,546 shares. Dr. Uppaluri disclaims beneficial ownership of The Frost Group shares, except to the extent of any pecuniary interest therein.

(65)	Dr. Uppaluri was the Chief Financial Officer of Opko Health, Inc. from 2007 until his retirement effective July 16, 2012.

The selling securityholders purchased all of the notes in private transactions on or after January 30, 2013. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock into which the notes are convertible to be made directly or through agents.

Our outstanding common stock is quoted on the New York Stock Exchange under the symbol “OPK.” We do not intend to list the notes for trading on any national securities exchange and can give no assurance about the development of any trading market for the notes.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification requirements is available and is complied with.

With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific notes or common shares to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the holders and us and their and our respective affiliates, directors, officers, employees, representatives, agents and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act and the Exchange Act.

LEGAL MATTERS

The validity of the notes and the common stock issuable upon their conversion has been passed upon by Akerman Senterfitt, Miami, Florida.

EXPERTS

The consolidated financial statements of OPKO Health, Inc. and subsidiaries appearing in OPKO Health Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cytochroma Inc. (“Cytochroma”) as of and for the fiscal years ended December 31, 2011, 2010 and 2009 and for the period from December 13, 1996 to December 31, 2011, incorporated by reference into this prospectus have been audited by KPMG LLP, independent chartered accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges. Our corporate website is www.opko.com. The information contained on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part) filed by us with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until the termination of the offering of the notes and shares covered by this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus:

OPKO SEC Filings
(File No. 001-33528)	Period

Annual Report on Form 10-K	For the year ended December 31, 2012, filed with the SEC on March 18, 2013, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2013

Quarterly Report on Form 10-Q	For the quarter ended March 31, 2013, filed with the SEC on May 10, 2013

Current Reports on Form 8-K	Filed with the SEC on January 9, 2013, January 29, 2013, February 5, 2013, March 7, 2013, March 8, 2013, March 20, 2013, April 24, 2013 and May 3, 2013

The description of OPKO common stock set forth in its Registration Statement on Form S-3	Filed with the SEC on February 11, 2011

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

OPKO Health, Inc.

4400 Biscayne Blvd.

Miami, Florida 33137

Attention: Secretary

Telephone: (305) 575-4100

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

OPKO Health, Inc.

$175,000,000 3.00% Convertible Senior Notes due 2033

24,759,473 Shares of Common Stock

PROSPECTUS

June 14, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

Commission Registration Fee	$23,870
Legal Fees and Expenses	35,000	*
Accounting Fees and Expenses	75,000	*
Printing Expenses	10,000	*
Miscellaneous	5,000	*

Total	$148,870	*

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

The following is a summary of the statutes, certificate of incorporation, and bylaw provisions or other arrangements under which the registrant’s directors and officers are insured or indemnified against liability in their capacities as such. All the directors and officers of the registrants are covered by insurance policies maintained and held in effect by OPKO against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Section 145 of Delaware General Corporation Law.

OPKO is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Section 145 provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

A Delaware corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Certificate of Incorporation Provisions on Exculpation and Indemnification.

OPKO Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to either the Company or any of its stockholders for monetary damages for a breach of fiduciary duty except for: (i) breaches of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) as required by Section 174 of the DGCL; or (iv) a transaction resulting in an improper personal benefit. In addition the corporation has the power to indemnify any person serving as a director, officer or agent of the corporation to the fullest extent permitted by law.

Bylaws Provisions on Indemnification.

OPKO Amended and Restated Bylaws provide generally that the Company shall indemnify its directors, officers, employees, and agents who are or were a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was the director, officer, employee, or agent of the corporation, or is or was serving in such a position at its request of any other corporation, partnership, joint venture, trust, or other enterprise.

Other Provisions on Indemnification.

The Company is also a party to indemnification agreements with each of the Company’s directors and certain officers of Company. Consistent with the Company’s bylaws, the indemnification agreements require the Company, among other things, to (i) maintain directors’ and officers’ liability insurance for each indemnitee, and (ii) indemnify each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company or its subsidiaries. The indemnification agreements also provide for the advancement of such expenses to the indemnitee by the Company.

The above discussion of the Amended and Restated Certificate of incorporation and Amended and Restated Bylaws of the registrant and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, and indemnification agreements.

Item 16.	Exhibits.

4.1	Indenture, dated January 30, 2013, between OPKO Health, Inc. and Wells Fargo Bank, National Association, as trustee.(1)

4.2	Form of 3.00% Convertible Senior Notes due 2033 (included as Exhibit A to Exhibit 4.1).

5.1	Opinion of Akerman Senterfitt.*

10.1	Form of Note Purchase Agreement, dated as of January 25, 2013, by and among OPKO Health, Inc. and each purchaser a party thereto.(2)

10.2	Form of Registration Rights Agreement (included as Annex C to Exhibit 10.1).

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of Ernst & Young LLP, independent registered certified public accounting firm.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page II – 5).

25.1	Statement of Eligibility of Trustee.*

(1)	Incorporated by reference to the Form 8-K filed on February 5, 2013.
(2)	Incorporated by reference to the Form 8-K filed on January 29, 2013.
*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on June 14, 2013.

OPKO HEALTH, INC.

By:	/s/ Dr. Phillip Frost, M.D.
Name:	Dr. Phillip Frost, M.D.
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each of the persons whose signature appears below appoints and constitutes Juan F. Rodriguez and Steven D. Rubin, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Phillip Frost, M.D.	Chairman of the Board and Chief Executive Officer	June 14, 2013
Dr. Phillip Frost, M.D.	(Principal Executive Officer)

/s/ Dr. Jane H. Hsiao	Vice Chairman and Chief Technical Officer	June 14, 2013
Dr. Jane H. Hsiao

/s/ Steven D. Rubin	Director and Executive Vice President - Administration	June 14, 2013
Steven D. Rubin

/s/ Juan F. Rodriguez	Senior Vice President and Chief Financial Officer	June 14, 2013
Juan F. Rodriguez	(Principal Financial Officer)

/s/ Adam Logal Adam Logal	Vice President of Finance, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 14, 2013

/s/ Robert Baron	Director	June 14, 2013
Robert Baron

/s/ Thomas E. Beier	Director	June 14, 2013
Thomas E. Beier

/s/ Dmitry Kolosov	Director	June 14, 2013
Dmitry Kolosov

/s/ Richard A. Lerner, M.D.	Director	June 14, 2013
Richard A. Lerner, M.D.

/s/ John A. Paganelli	Director	June 14, 2013
John A. Paganelli

/s/ Richard C. Pfenniger, Jr.	Director	June 14, 2013
Richard C. Pfenniger, Jr.

/s/ Alice Lin-Tsing Yu, M.D., Ph.D.	Director	June 14, 2013
Alice Lin-Tsing Yu, M.D., Ph.D.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Akerman Senterfitt.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP, independent registered certified public accounting firm.

23.2	Consent of KPMG LLP.

23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page II - 5).

25.1	Statement of Eligibility of Trustee.